Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-13558
Registration Statement No. 333-106073

PROSPECTUS SUPPLEMENT (To Prospectus dated June 8, 2001)

$600,000,000

Rio Tinto Finance (USA) Limited

2.625% Notes due September 30, 2008
Fully and unconditionally guaranteed by
Rio Tinto plc
and
Rio Tinto Limited

Interest on the 2.625% notes due September 30, 2008 is payable on March 30 and September 30 of each year, beginning on September 30, 2003. The notes will mature on September 30, 2008. The notes and guarantees will be unsecured and will rank equally with all other unsecured, unsubordinated obligations of Rio Tinto Finance (USA) Limited, Rio Tinto plc and Rio Tinto Limited.

We may redeem some or all of the notes at any time and from time to time at the redemption price determined in the manner described in this prospectus supplement. We may also redeem the notes at any time at 100% of the principal amount upon the occurrence of certain tax events described in this prospectus supplement and the attached prospectus.

Application has been made to list the notes on the Luxembourg Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page 3 of the attached prospectus and on page 7 of the 2002 Annual report and financial statements, certain portions of which are included in the Rio Tinto 2002 Form 20-F incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	99.978%	$599,868,000
Underwriter Discount	0.350%	$2,100,000
Proceeds (before expenses)	99.628%	$597,768,000

Interest on the notes will accrue from June 19, 2003 to the date of delivery. The underwriters expect to deliver the notes to the purchasers in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, against payment in New York, New York on or about June 19, 2003.

Joint Bookrunning Managers

Banc of America Securities LLC	Citigroup		JPMorgan

Co-Managers

HSBC	RBC Capital Markets	Tokyo-Mitsubishi International plc	Wachovia Securities

June 12, 2003

TABLE OF CONTENTS Prospectus Supplement

Prospectus

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In this prospectus supplement, the terms we, our and us refer to Rio Tinto Finance (USA) Limited (ABN 84 062 129 551). We refer to Rio Tinto plc and Rio Tinto Limited (ABN 96 004 458 404), taken together, as Rio Tinto. We refer to Rio Tinto plc, Rio Tinto Limited and their subsidiaries, taken together, as the Rio Tinto Group, or the Group. Rio Tinto Finance (USA) Limited offers debt securities using this prospectus supplement. Both Rio Tinto plc and Rio Tinto Limited act as the guarantors for offerings by Rio Tinto Finance (USA) Limited using this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. Neither we, Rio Tinto nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which they relate or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstance in which such offer or solicitation is unlawful. You should not assume that the information appearing in this prospectus supplement and the attached prospectus, as well as information Rio Tinto previously filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the attached prospectus, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the attached prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come are required by Rio Tinto and us and the underwriters to inform themselves about and to observe any such restrictions.

Rio Tinto Finance (USA) Limited, Rio Tinto plc and Rio Tinto Limited accept responsibility for the accuracy in all material respects of the information contained in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of their knowledge and belief there are no other material facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

FORWARD-LOOKING STATEMENTS

From time to time, we and Rio Tinto may make statements regarding assumptions, projections, expectations, intentions or beliefs about future events. These statements may generally, but not always, be identified by the use of words such as “believes”, “expects”, “may”, “should”, “will” or similar expressions, used in connection with estimated reserves, anticipated production or construction commencement dates, costs, outputs and productive lives of assets or other uncertain future events. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. We and Rio Tinto caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, neither we nor Rio Tinto can assure you that actual results will not differ materially fro m those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

•	significant fluctuations from current market prices of our products, which may materially affect the timing or feasibility of particular developments;

•	the ability to produce and transport products profitably;

•	the impact of foreign currency exchange rates on market prices and operating costs; and

•	the activities of governmental authorities, such as changes in taxation or regulation and political uncertainty.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT RIO TINTO PLC AND RIO TINTO LIMITED

The U.S. Securities and Exchange Commission, referred to herein as the SEC, allows us and Rio Tinto to incorporate by reference into this prospectus supplement and the attached prospectus the information contained in the documents that Rio Tinto files with them. This means that:

•	incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•	we and Rio Tinto can disclose important information to you by referring to those documents; and

•
incorporated documents filed with the SEC in the future will automatically update and supersede the information in this prospectus supplement and the attached prospectus and in incorporated documents filed at earlier dates.

The information that we and Rio Tinto incorporate by reference is an important part of this prospectus supplement and the attached prospectus.

We and Rio Tinto incorporate by reference in this prospectus supplement each of the following documents that Rio Tinto has filed with the SEC:

•
the Annual Reports on Form 20-F of Rio Tinto plc and Rio Tinto Limited, as filed on April 23, 2003 and amended on Form 20-F/A on June 4, 2003. We refer to these Annual Reports on Form 20-F, which were filed and amended, as the “Rio Tinto 2002 Form 20-F”; and

•	the Reports on Form 6-K of Rio Tinto plc and Rio Tinto Limited dated June 12, 2003.

Furthermore, we and Rio Tinto incorporate by reference each of the following documents that Rio Tinto files with the SEC after the date of this prospectus supplement but before the end of the notes offering:

•
any reports on Form 6-K furnished to the SEC by Rio Tinto pursuant to the Securities Exchange Act of 1934 that indicate on their cover page that they are incorporated by reference in this prospectus supplement; and

•	reports filed under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934.

All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that Rio Tinto incorporates by reference in this prospectus supplement.

The Rio Tinto 2002 Form 20-F contains a summary description of Rio Tinto’s business and audited consolidated financial statements with a report by their independent auditors. These financial statements are prepared in accordance with generally accepted accounting principles applicable in the United Kingdom. We refer to these accounting principles as UK GAAP in this prospectus supplement. The Rio Tinto 2002 Form 20-F also presents the effects of the differences on the audited consolidated financial statements of Rio Tinto plc and Rio Tinto Limited between UK GAAP and generally accepted accounting principles applicable in the United States. We refer to the latter accounting principles as US GAAP in this prospectus supplement.

You may request a copy of the filings referred to above at no cost at the office of the Luxembourg paying agent or by writing or telephoning Rio Tinto plc at the following address:

Rio Tinto plc
6 St. James’s Square
London SW1Y 4LD
England
Tel. No.: 011-44-20-7930-2399

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SUMMARY

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the attached prospectus, and the documents incorporated by reference in this prospectus supplement, for more information on this offering and Rio Tinto.

Rio Tinto

Rio Tinto is a leading international mining group in which two companies, Rio Tinto plc and Rio Tinto Limited, are combined in a dual listed companies (DLC) structure. Rio Tinto plc and Rio Tinto Limited and their respective groups operate together as a single economic enterprise. The Rio Tinto Group has substantial interests in iron ore, aluminum (including bauxite and alumina), borates, titanium dioxide feedstocks, coal, diamonds, copper and gold. The Group also mines zinc, lead, nickel, silver, salt, talc and uranium. Rio Tinto’s interests are located predominantly in North America and Australia with additional operations located in Europe, southern Africa, Indonesia and South America.

Rio Tinto’s fundamental objective is to maximize the overall long term return to its shareholders by operating responsibly and sustainably in areas of proven expertise where the Group has competitive advantage. Its strategy is to maximize the net present value per share by investing in large, long life, cost competitive mines. Investments are driven by the quality of opportunity, not choice of commodity.

In December 1995, Rio Tinto plc and Rio Tinto Limited entered into a DLC merger sharing agreement pursuant to which each company agreed:

•	to ensure that the businesses of Rio Tinto plc and Rio Tinto Limited are managed on a unified basis;

•	to ensure that the boards of directors of each company comprise the same individuals; and

•	to give effect to certain arrangements designed to provide shareholders of each company with a common economic interest in the Rio Tinto Group.

In addition, as part of the DLC structure, each company entered into a deed poll guarantee in favor of certain creditors of the other company.

Rio Tinto plc is incorporated with limited liability in England and Wales and Rio Tinto Limited is incorporated with limited liability in the Commonwealth of Australia and registered in the State of Victoria, Australia. Rio Tinto’s international headquarters are in London, England while the Group’s representative office in Melbourne, Victoria provides support for operations, undertakes external and investor relations and fulfills statutory obligations in Australia. Rio Tinto plc’s principal office and registered office is located at 6 St. James’s Square, London, SW1Y 4LD, England. Rio Tinto Limited’s principal office and registered office is located at 55 Collins Street, Melbourne 3000, Victoria, Australia.

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THE OFFERING

Notes	US$600,000,000 principal amount of 2.625% notes due September 30, 2008.

Guarantees	Full and unconditional guarantees of the principal, interest, premium, if any, and any other additional amounts payable in respect of the notes are given by Rio Tinto plc and Rio Tinto Limited.

Interest Payment Dates	March 30 and September 30, commencing September 30, 2003.

Calculation of Interest	Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Form and Denomination
We will issue the notes in fully registered form in denominations of US$1,000 and integral multiples thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). You will hold beneficial interests in the notes through DTC. DTC and its direct and indirect participants, including Euroclear and Clearstream, will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain in this prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement” in this prospectus supplement.

Governing Law	The notes will be governed by the laws of the State of New York.

Further Issues
We may from time to time without the consent of the holders of notes create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with the notes.

Optional Make-Whole Redemption
The notes will be redeemable at our option or at the option of Rio Tinto plc or Rio Tinto Limited, in whole or in part at any time. See “Description of Notes—Optional Make-Whole Redemption” beginning on page S-23 of this prospectus supplement. Upon redemption, we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any interest accrued as of the date of redemption). The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semiannual

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basis (assuming a 360-day year consisting of twelve 30-day months) using the Treasury Rate (as defined in this prospectus supplement) plus 12.5 basis points. The “Comparable Treasury Issue” for purposes of the definition contained in “Description of Notes—Optional Make-Whole Redemption” will be the U.S. Treasury security selected by the quotation agents as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

Tax Redemption
In the event of various tax law changes and other limited circumstances that require us to pay additional amounts as described in the prospectus on page 21 under “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Special Situations—Payment of Additional Amounts”, we, Rio Tinto plc or Rio Tinto Limited may call all, but not less than all, of the notes for redemption. We discuss our ability to redeem the notes in greater detail on page 20 of the prospectus under “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Special Situations—Optional Tax Redemption.”

Maturity	We will repay the notes at 100% of their principal amount plus accrued interest on the maturity date.

Risk Factors
You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should refer to “Risk Factors” beginning on page 3 of the attached prospectus and on page 7 of the 2002 Annual report and financial statements (certain portions of which are included in the Rio Tinto 2002 Form 20-F incorporated by reference into this prospectus) to read about factors you should consider before investing in the notes.

Listing	We have applied to list the notes on the Luxembourg Stock Exchange in accordance with its rules.

Ranking
The notes and guarantees are not secured by any of our or Rio Tinto’s property or assets and will rank equally with all other unsecured and unsubordinated indebtedness. Since Rio Tinto plc and Rio Tinto Limited are holding companies and currently conduct their operations through subsidiaries, payments on the guarantees are

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effectively subordinated to the other liabilities of those subsidiaries.

Timing and Delivery	We currently anticipate that delivery of the notes will occur on June 19, 2003.

Trustee and Principal Paying Agent	JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)

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SUMMARY HISTORICAL SELECTED FINANCIAL DATA

The following selected consolidated historical financial data are derived from the audited consolidated financial statements of the Rio Tinto Group, restated where appropriate to accord with the current accounting policies and presentations. The selected consolidated historical financial data should be read in conjunction with, and qualified in their entirety by reference to, the consolidated financial statements and notes thereto contained in the Rio Tinto 2002 Form 20-F. The consolidated financial statements are prepared in accordance with UK GAAP, which differ in certain respects from US GAAP. Details of the principal differences between UK GAAP and US GAAP are set out on pages A-58 to A-72 of the Rio Tinto 2002 Form 20-F, which is incorporated by reference into this prospectus supplement.

Rio Tinto Group
	For year ended December 31,

INCOME STATEMENT DATA	2002	2001	2000	1999	1998

	(US$ millions, except per share data)
Amounts in accordance with UK GAAP
Gross turnover (including share of joint ventures and associates) (a)	10,828	10,438	9,972	9,310	9,221
Consolidated turnover	8,443	8,152	7,875	7,197	7,112
Profit on ordinary activities before taxation (b)	1,311	1,983	2,509	2,031	1,508
Net earnings (b)	651	1,079	1,507	1,282	700
Profit on ordinary activities before taxation per share (US$)	0.95	1.44	1.83	1.48	1.08
Net earnings per share (US$) (c)	0.47	0.79	1.10	0.94	0.50
Dividends per share (US$) (d)	0.60	0.59	0.575	0.55	0.52
Weighted average number of shares (millions) (h)	1,377	1,375	1,373	1,370	1,390

Amounts in accordance with US GAAP
Consolidated turnover (e)	8,447	8,157	7,859	7,197	7,112
Profit on ordinary activities before taxation (f)	1,527	1,840	1,995	1,701	1,612
Net earnings (f)	581	1,038	1,174	958	761
Profit on ordinary activities before taxation per share (US$) (f)	1.11	1.34	1.45	1.24	1.16
Net earnings per share (US$) (c) (f)	0.42	0.76	0.86	0.70	0.55

	At December 31,

BALANCE SHEET DATA	2002	2001	2000	1999	1998

	(US$ millions)

Amounts in accordance with UK GAAP
Total assets (f)	20,204	19,540	19,367	15,533	16,211
Investments/cash (g) (h)	631	690	747	789	1,316
Total debt (h)	6,074	6,401	5,797	3,218	4,574
Share capital/premium (h)	2,580	2,486	2,535	2,784	2,791
Shareholders’ funds (net assets) (f)	7,462	7,043	7,211	6,963	6,286

Amounts in accordance with US GAAP
Total assets	22,600	22,102	21,530	17,469	18,412
Shareholders’ funds (net assets) (f)	9,517	9,571	9,812	9,928	9,505

	For year ended December 31,

OTHER FINANCIAL DATA	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges in accordance with UK GAAP	5.7	6.2	8.2	7.3	5.3
Ratio of earnings to fixed charges in accordance with US GAAP	7.0	6.2	6.6	6.3	5.2

Notes:
(a)	There is no equivalent measure to gross turnover (including share of joint ventures and associates) under US GAAP.
(b)
2002 Rio Tinto Group profit on ordinary activities before taxation under UK GAAP is after charging US$978 million for asset write downs and US$116 million for environmental remediation charges. 2002 Rio Tinto Group net earnings under UK GAAP are after charging US$763 million for asset write downs and US$116 million for environmental remediation charges. Similarly, 2001 and 1998 Rio Tinto Group profit on ordinary activities before taxation under UK GAAP included US$715 million and US$443 million respectively for asset write downs and 2001 and 1998 Rio Tinto Group net earnings under UK GAAP included US$583 million and US$403 million, respectively, for asset write downs. Under UK GAAP these asset write downs and the environmental remediation charge are classed as ‘exceptional’. None of the ‘exceptional’ charges described above qualify as extraordinary items under US GAAP.

(c)
Diluted earnings per share figures are approximately US$0.001 lower than each of the basic earnings per share figures above except for 2001, where, under UK GAAP, diluted earnings per share are US$0.002 lower than basic earnings per share.

(d)	These figures represent the dividends declared in the financial year.

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(e)
A cumulative adjustment was made in 2000 to reflect the application of Staff Accounting Bulletin No. 101 (SAB 101) ‘Revenue Recognition in Financial Statements.’ The effect of SAB 101 is described on page A-61 of the Rio Tinto 2002 Form 20-F, which is incorporated by reference in this prospectus supplement.

(f)
Total assets and shareholders’ funds under UK GAAP have been restated for all years to reflect the implementation of FRS 19 ‘Deferred Tax.’ The application of FRS 19 did not impact significantly on net earnings and, accordingly, net earnings have not been restated. Rio Tinto Group profit on ordinary activities before taxation, net earnings and shareholders’ funds under US GAAP have been restated for prior years to reflect the implementation of FAS 123 ‘Accounting for Stock Based Compensation’ in 2002.

(g)
Rio Tinto Group investments/cash at December 31, 2002 included US$304 million relating to US Treasury bonds that are not regarded as liquid assets because they are held as security for the deferred consideration on certain assets acquired during 2002.

(h)	These figures are the same under both UK and US GAAP.

Rio Tinto plc – Part of Rio Tinto Group
	For year ended December 31,

INCOME STATEMENT DATA	2002	2001	2000	1999	1998

	(US$ millions, except per share data)
Amounts in accordance with UK GAAP
Gross turnover (including share of joint ventures and associates) (a)	7,213	6,934	7,191	7,080	7,084
Consolidated turnover	3,929	3,723	3,993	4,016	3,904
Profit on ordinary activities before taxation (b)	715	983	1,707	1,487	922
Net earnings (b)	195	491	1,064	970	388
Profit on ordinary activities before taxation per share (US$)	0.67	0.92	1.61	1.40	0.86
Net earnings per share (US$) (c)	0.18	0.46	1.00	0.91	0.36
Dividends per share (US$) (d)	0.60	0.59	0.575	0.55	0.52
Weighted average number of shares (millions) (i)	1,065	1,064	1,063	1,061	1,070

Amounts in accordance with US GAAP
Consolidated turnover (e)	3,929	3,727	3,982	4,016	3,904
Profit on ordinary activities before taxation (g)	360	1,114	1,366	1,177	1,018
Net earnings (g)	(206)	618	820	669	444
Profit on ordinary activities before taxation per share (US$) (g)	0.34	1.05	1.29	1.11	0.95
Net earnings per share (US$) (c) (g)	(0.19)	0.58	0.77	0.63	0.42

	At December 31,

BALANCE SHEET DATA	2002	2001	2000	1999	1998

	(US$ millions)

Amounts in accordance with UK GAAP
Total assets (g)	12,606	11,921	11,948	11,390	12,113
Investments/cash (f) (i)	480	370	393	494	657
Total debt (i)	2,801	2,681	2,153	2,428	3,672
Share capital/premium (i)	1,764	1,754	1,741	1,882	1,954
Shareholders’ funds (net assets) (g)	5,899	5,902	6,325	5,558	5,044

Amounts in accordance with US GAAP
Total assets	13,941	13,735	13,557	13,408	14,399
Shareholders’ funds (net assets) (g)	7,697	8,371	8,693	8,222	7,985

	For year ended December 31,

OTHER FINANCIAL DATA	2002(h)	2001	2000	1999	1998

Ratio of earnings to fixed charges in accordance with UK GAAP (h)	4.7	5.0	8.3	6.4	3.4
Ratio of earnings to fixed charges in accordance with US GAAP (h)	0.4	8.0	7.2	5.2	3.2

Notes:
(a)	There is no equivalent measure to gross turnover (including share of joint ventures and associates) under US GAAP.
(b)
2002 Rio Tinto plc profit on ordinary activities before taxation under UK GAAP is after charging US$639 million for asset write downs and US$116 million for environmental remediation charges. 2002 Rio Tinto plc net earnings under UK GAAP is after charging US$623 million for asset write downs and US$116 million for environmental remediation charges. Similarly, 2001 and 1998 Rio Tinto plc profit on ordinary activities before taxation under UK GAAP included US$671 million and US$432 million, respectively, for asset write downs and 2001 and 1998 Rio Tinto plc net earnings under UK GAAP included US$551 million and US$392 million respectively for asset write downs. Under UK GAAP these asset write downs and the environmental remediation charge are classed as ‘exceptional’. None of the ‘exceptional’ charges described above qualify as extraordinary items under US GAAP.

(c)	Diluted earnings per share figures are approximately US$0.001 lower than each of the basic earnings per share figures above.
(d)	These figures represent the dividends declared in the financial year.

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(e)
A cumulative adjustment was made in 2000 to reflect the application of Staff Accounting Bulletin No. 101 (SAB 101) ‘Revenue Recognition in Financial Statements.’ The effect of SAB 101 is described on page A-61 of the Rio Tinto 2002 Form 20-F, which is incorporated by reference in this prospectus supplement.

(f)
Rio Tinto plc investments/cash at December 31, 2002 included US$304 million relating to US Treasury bonds that are not regarded as liquid assets because they are held as security for the deferred consideration on certain assets acquired during 2002.

(g)
Total assets and shareholders’ funds under UK GAAP have been restated for all years to reflect the implementation of FRS 19 ‘Deferred Tax.’ The application of FRS 19 did not impact significantly on net earnings and, accordingly, net earnings have not been restated. Rio Tinto plc profit on ordinary activities before taxation, net earnings and shareholders’ funds under US GAAP have been restated for prior years to reflect the implementation of FAS 123 ‘Accounting for Stock Based Compensation’ in 2002.

(h)	Earnings in 2002 for the purposes of this ratio include the US$146 million dividend paid by Rio Tinto Limited to Rio Tinto plc on the DLC Dividend Share.
(i)	These figures are the same under both UK and US GAAP.

Rio Tinto Limited – Part of Rio Tinto Group
	For year ended December 31,

INCOME STATEMENT DATA	2002	2001	2000	1999	1998

	(US$ millions, except per share data)
Amounts in accordance with UK GAAP
Gross turnover (including share of joint ventures and associates) (a)	5,458	5,296	4,436	3,732	3,793
Consolidated turnover	4,514	4,429	3,882	3,181	3,208
Profit on ordinary activities before taxation (b)	1,033	1,536	1,305	947	1,040
Net earnings (b)	736	942	771	606	612
Profit on ordinary activities before taxation per share (US$)	2.07	3.08	2.42	1.58	1.66
Net earnings per share (US$) (c)	1.48	1.89	1.43	1.01	0.98
Dividends per share (US$) (d)	0.60	0.59	0.575	0.55	0.52
Weighted average number of shares (millions) (g)	499	498	540	601	625

Amounts in accordance with US GAAP
Consolidated turnover (e)	4,518	4,430	3,873	3,181	3,208
Profit on ordinary activities before taxation (f)	1,854	1,117	1,006	908	1,056
Net earnings (f)	1,267	671	614	562	623
Profit on ordinary activities before taxation per share (US$) (f)	3.72	2.24	1.87	1.51	1.69
Net earnings per share (US$) (c) (f)	2.54	1.35	1.14	0.94	1.00

	At December 31,
BALANCE SHEET DATA	2002	2001	2000	1999	1998

	(US$ millions)

Amounts in accordance with UK GAAP
Total assets (f)	10,382	9,977	9,542	5,743	5,643
Investments/cash (g)	151	320	354	295	659
Total debt (g)	3,273	3,720	3,644	790	902
Share capital/premium (g)	964	865	939	1,276	1,216
Shareholders’ funds (net assets) (f)	2,510	1,828	1,420	2,669	2,434

Amounts in accordance with US GAAP
Total assets	11,609	10,770	10,236	6,021	5,908
Shareholders’ funds (net assets) (f)	2,922	1,920	1,795	3,233	2,981

	For year ended December 31,
OTHER FINANCIAL DATA	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges in accordance with UK GAAP	7.8	7.5	8.8	11.7	16.9
Ratio of earnings to fixed charges in accordance with US GAAP	13.3	5.7	6.9	11.2	17.1

Notes:
(a)	There is no equivalent measure to gross turnover (including share of joint ventures and associates) under US GAAP.
(b)
2002 Rio Tinto Limited profit on ordinary activities before taxation and net earnings under UK GAAP are after charging US$433 million and US$225 million respectively for asset write downs. Similarly, 2001 and 1998 Rio Tinto Limited profit on ordinary activities before taxation under UK GAAP included US$71 million and US$21 million respectively for asset write downs and 2001 and 1998 Rio Tinto Limited net earnings under UK GAAP included US$52 million and US$21 million, respectively, for asset write downs. Under UK GAAP these asset write downs are classed as ‘exceptional’. None of the ‘exceptional’ charges described above qualify as extraordinary items under US GAAP.

(c)
Diluted earnings per share figures for 2002 are approximately US$0.002 lower than basic earnings per share under UK GAAP and approximately US$0.003 lower than basic earnings per share under US GAAP. For 2001 and prior years, diluted earnings per share figures are approximately US$0.001 lower than the basic earnings per share figures shown above.

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(d)	These figures represent dividends declared for the financial year.
(e)
A cumulative adjustment was made in 2000 to reflect the application of Staff Accounting Bulletin No. 101 (SAB 101) ‘Revenue Recognition in Financial Statements.’ The effect of SAB 101 is described on page A-61 of the Rio Tinto 2002 Form 20-F, which is incorporated by reference in this prospectus supplement.

(f)
Total assets and shareholders’ funds under UK GAAP have been restated for all years to reflect the implementation of FRS 19 ‘Deferred Tax.’ The application of FRS 19 did not impact significantly on net earnings and, accordingly, net earnings have not been restated. Rio Tinto Limited profit on ordinary activities before taxation, net earnings and shareholders’ funds under US GAAP have been restated for prior years to reflect the implementation of FAS 123 ‘Accounting for Stock Based Compensation’ in 2002.

(g)	These figures are the same under both UK and US GAAP.

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CAPITALIZATION AND INDEBTEDNESS

Rio Tinto Group

The following table sets out the cash, investments, capitalization and indebtedness of the Rio Tinto Group on a historical basis as extracted from the audited financial statements of Rio Tinto Group at December 31, 2002, included on pages A-2 through A-72 in the Rio Tinto 2002 Form 20-F, which have been prepared in accordance with UK GAAP. Other than as described in footnote (h) to the table, there has been no material change in the consolidated capitalization and indebtedness of the Rio Tinto Group since December 31, 2002. The application of the estimated net proceeds from the sale of the notes under this prospectus supplement to repay outstanding commercial paper of Rio Tinto Limited and its subsidiaries will reduce short term borrowings due within one year by approximately US$597 million, while the issuance of the notes will increase medium and long term borrowings by the same amount.

	US$ millions
Investments	306	(a)
Cash	325

	631

Total issued share capital of Rio Tinto plc	154	(b)
Total issued share capital of Rio Tinto Limited	816	(c)

Total issued share capital	970

Share premium account	1,610
Other reserves	303	(d)
Profit and loss account	4,579

Total shareholders’ funds	7,462

Finance debt:
Borrowings due within one year	3,366	(e)
Medium and long term borrowings	2,708	(f)

	6,074	(g)

Total capitalization and indebtedness	13,536	(h)(i)

Notes:
(a)
Investments include US$304 million relating to US Treasury bonds that are not regarded as liquid assets because they are held as security for the deferred consideration on certain assets acquired during 2002.

(b)
The authorized share capital of Rio Tinto plc as at December 31, 2002 comprised 1,420 million ordinary shares with a par value of 10 pence, one Equalization Share with a par value of 10 pence, one Special Voting Share with a par value of 10 pence and one DLC Dividend Share, of which 1,065 million ordinary shares, one Special Voting Share and one DLC Dividend Share were issued and outstanding and fully paid. The Special Voting Share was issued to facilitate the joint voting by shareholders of Rio Tinto plc and Rio Tinto Limited on joint decisions following the DLC merger. The DLC Dividend Share was issued to facilitate the efficient management of funds within the DLC structure. In addition, directors have the ability to issue an Equalization Share if that is required under the terms of the DLC Merger Sharing Agreement. For additional information on the Special Voting Share, the DLC Dividend Share and the Equalization Share, see pages 68 and 69 of the 2002 Annual report and financial statements included in the Rio Tinto 2002 Form 20-F and note 24 on page A-30 thereof.

(c)
Total share capital of Rio Tinto Limited in issue at December 31, 2002 was 498.8 million shares, one Special Voting Share and one DLC Dividend Share, all of which were fully paid. The Special Voting Share was issued to facilitate the joint voting by shareholders of Rio Tinto plc and Rio Tinto Limited on joint decisions following the DLC merger. The DLC Dividend Share was issued to facilitate the efficient management of funds within the DLC structure. In addition, directors have the ability to issue an Equalization Share if that is required under the terms of the DLC merger sharing agreement. The figures relating to the share capital of Rio Tinto Limited presented above do not include the shares held by Rio Tinto plc.

(d)
Other reserves include an amount of US$195 million relating to the retranslation of Rio Tinto plc’s share capital and share premium into US dollars in 2000 following a change to present that company’s balance sheet in US dollars.

(e)	Borrowings due within one year as at December 31, 2002 included US$1,749 million of commercial paper as well as US$1,511 million of other unsecured borrowings and US$106 million of secured borrowings.

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(f)
Medium and long term borrowings as at December 31, 2002 reflected the portion of loans outstanding which are due in more than one year and included secured borrowings of US$365 million and unsecured borrowings of US$2,343 million.

(g)	Of the total borrowings shown above, US$4,807 million was guaranteed by Rio Tinto plc, Rio Tinto Limited or their subsidiaries as at December 31, 2002.
(h)
Rio Tinto Group’s total shareholders’ funds increased in the first quarter of 2003 as a result of gains from favorable exchange rate movements of approximately US$450 million and retained earnings. Since the end of the first quarter, shareholders’ funds have benefited from the further substantial strengthening of the Australian dollar.

(i)	Details of contingent liabilities and commitments at December 31, 2002 are shown in note 29 on page A-45 of the Rio Tinto 2002 Form 20-F.

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Rio Tinto plc

The following table sets out the cash, investments, capitalization and indebtedness of Rio Tinto plc on a historical basis as extracted from the audited financial statements of Rio Tinto plc at December 31, 2002, included on pages A-2 through A-72 in the Rio Tinto 2002 Form 20-F, which have been prepared in accordance with UK GAAP. Other than as described in footnote (g) to the table, there has been no material change in the consolidated capitalization and indebtedness of Rio Tinto plc since December 31, 2002. The application of the estimated net proceeds from the sale of the notes under this prospectus supplement to repay outstanding commercial paper of Rio Tinto Limited and its subsidiaries will not affect the capitalization and indebtedness of Rio Tinto plc.

	US$ millions
Investments	306	(a)
Cash	174

	480

Ordinary shares	154	(b)

Total issued share capital	154	(b)

Share premium account	1,610
Other reserves	249	(c)
Profit and loss account	3,886

Total shareholders’ funds	5,899

Finance debt:
Borrowings due within one year	1,359	(d)
Medium and long term borrowings	1,442	(e)

	2,801	(f)

Total capitalization and indebtedness	8,700	(g)(h)

Notes:
(a)
Investments include US$304 million relating to US Treasury bonds that are not regarded as liquid assets because they are held as security for the deferred consideration on certain assets acquired during 2002.

(b)
The authorized share capital of Rio Tinto plc as at December 31, 2002 comprised 1,420 million ordinary shares with a par value of 10 pence, one Equalization share with a par value of 10 pence, one Special Voting Share with a par value of 10 pence and one DLC Dividend Share, of which 1,065 million ordinary shares, one Special Voting Share and one DLC Dividend Share were issued and outstanding and fully paid. The Special Voting Share was issued to facilitate the joint voting by shareholders of Rio Tinto plc and Rio Tinto Limited on joint decisions following the DLC merger. The DLC Dividend Share was issued to facilitate the efficient management of funds within the DLC structure. In addition, directors have the ability to issue an Equalization Share if that is required under the terms of the DLC Merger Sharing Agreement. For additional information on the Special Voting Share, the DLC Dividend Share and the Equalization Share, see pages 68 and 69 of the 2002 Annual report and financial statements included in the Rio Tinto 2002 Form 20-F and note 24 on page A-30 thereof.

(c)
Other reserves include an amount of US$195 million relating to the retranslation of Rio Tinto plc’s share capital and share premium into US dollars in 2000 following a change to present that company’s balance sheet in US dollars.

(d)	Borrowings due within one year as at December 31, 2002 included US$699 million of commercial paper as well as US$638 million of other unsecured borrowings and US$22 million of secured borrowings.
(e)
Medium and long term borrowings reflected the portion of loans outstanding which are due in more than one year and included secured borrowings of US$111 million and unsecured borrowings of US$1,331 million.

(f)	Of the total borrowings shown above, US$2,464 million was guaranteed by Rio Tinto plc or its subsidiaries as at December 31, 2002.
(g)
Rio Tinto plc’s total shareholders’ funds increased in the first quarter of 2003 as a result of gains from favorable exchange rate movements of approximately US$250 million and retained profits. Since the end of the first quarter, shareholders’ funds have benefited from the further substantial strengthening of the Australian dollar. The remittance of US$530 million from Rio Tinto Limited noted in footnote (d) on page S-16 reduced Rio Tinto plc’s short term borrowings subsequent to the year end.

(h)	Details of contingent liabilities and commitments at December 31, 2002 are shown in note 29 on page A-45 of the Rio Tinto 2002 Form 20-F.

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Rio Tinto Limited

The following table sets out the cash, investments, capitalization and indebtedness of Rio Tinto Limited on a historical basis as extracted from the audited financial statements of Rio Tinto Limited at December 31, 2002, included on pages A-2 through A-72 in the Rio Tinto 2002 Form 20-F, which have been prepared in accordance with UK GAAP. Other than as described in footnote (f) to the table, there has been no material change in the consolidated capitalization and indebtedness of Rio Tinto Limited since December 31, 2002. The application of the estimated net proceeds from the sale of the notes under this prospectus supplement to repay outstanding commercial paper of Rio Tinto Limited and its subsidiaries will reduce short term borrowings due within one year by approximately US$597 million, while the issuance of the notes will increase medium and long term borrowings by the same amount.

	US$ millions
Cash	151

Shares	964	(a)

Total issued share capital	964

Other reserves	86
Profit and loss account	1,460

Total shareholders’ funds	2,510

Finance debt:
Borrowings due within one year	2,007	(b)
Medium and long term borrowings	1,266	(c)

	3,273

Medium and long term intragroup financing:
Amounts owed to Rio Tinto plc	1,066	(d)

Total capitalization and indebtedness	6,849	(e)(f)(g)

Notes:
(a)
Total share capital of Rio Tinto Limited in issue at December 31, 2002 was 498.8 million shares, one Special Voting share and one DLC Dividend Share, all of which were fully paid. The Special Voting Share was issued to facilitate the joint voting by shareholders of Rio Tinto plc and Rio Tinto Limited on joint decisions following the DLC merger. The DLC Dividend Share was issued to facilitate the efficient management of funds within the DLC structure. In addition, directors have the ability to issue an Equalization Share if that is required under the terms of the DLC Merger Sharing Agreement. For additional information on the Special Voting Share, the DLC Dividend Share and the Equalization Share, see pages 68 and 69 of the 2002 Annual report and financial statements included in the Rio Tinto 2002 Form 20-F and note 24 on page A-30 thereof.

(b)	Borrowings due within one year as at December 31, 2002 included US$1,050 million of commercial paper, as well as US$873 million of other unsecured borrowings and US$84 million of secured borrowings.
(c)
Medium and long term borrowings as at December 31, 2002 reflected the portion of loans outstanding which are due in more than one year and included secured borrowings of US$254 million and unsecured borrowings of US$1,012 million.

(d)
The amounts owed to Rio Tinto plc represent the unremitted portion of the consideration for 91 million shares of Rio Tinto Limited repurchased from Rio Tinto plc during 2000 at the then prevailing market rate of A$25.43 per share. US$530 million of this balance was remitted to Rio Tinto plc subsequent to December 31, 2002.

(e)	Of the total borrowings shown above, US$2,343 million was guaranteed by Rio Tinto Limited or its subsidiaries as at December 31, 2002.
(f)
Rio Tinto Limited’s total shareholders’ funds increased in the first quarter of 2003 as a result of gains from favorable exchange rate movements of approximately US$300 million and retained profits. Since the end of the first quarter, shareholders’ funds have benefited from the further substantial strengthening of the Australian dollar. Rio Tinto Limited’s short term borrowings increased subsequent to the year end due to the remittance of funds to Rio Tinto plc noted in (d) above. This was partly offset by the receipt of US$210 million of proceeds from the sale of Peak and Alumbrera (see “Recent Acquisitions and Disposals”).

(g)	Details of contingent liabilities and commitments at December 31, 2002 are shown in note 29 on page A-45 of the Rio Tinto 2002 Form 20-F.

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Rio Tinto Finance (USA) Limited

The following table sets out the cash, investments, capitalization and indebtedness of Rio Tinto Finance (USA) Limited on a historical basis at December 31, 2002, which have been prepared in accordance with Australian GAAP. There has been no material change in the capitalization and indebtedness of Rio Tinto Finance (USA) Limited since December 31, 2002. The estimated net proceeds from the sale of notes under this prospectus supplement will be lent to Rio Tinto Finance Limited and will increase medium and long term borrowings as stated in the table below to approximately US$1,400 million.

	A$ millions		US$ millions
Shares(a)	—		—

Total share capital(a)	—		—
Profit and loss account	—		—

Total shareholders’ funds	—		—

Finance debt:
Borrowings due within one year	353	(b)	200
Medium and long term borrowings	1,059	(b)	600

	1,412	(c)	800

Total capitalization and indebtedness	1,412		800

Notes:
(a)	Rio Tinto Finance (USA) Limited has five fully paid ordinary shares in issue.
(b)	Translation into US dollars is for convenience only and is computed at the rate used for translation of closing balances in Rio Tinto Limited’s December 31, 2002 accounts of A$1.765 per US$1.
(c)
None of Rio Tinto Finance (USA) Limited’s borrowings are secured. Rio Tinto plc and Rio Tinto Limited have fully and unconditionally guaranteed the securities issued by Rio Tinto Finance (USA) Limited as at December 31, 2002.

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USE OF PROCEEDS

We and Rio Tinto estimate that the net proceeds from the sale of the notes, after underwriting discounts and commissions and our estimated total expenses, will be approximately US$597,388,000. Rio Tinto expects to use the proceeds to repay outstanding commercial paper of Rio Tinto Limited and its subsidiaries. The weighted average rate of interest, as of June 10, 2003, on such commercial paper was 1.23%. All of the outstanding commercial paper that we will repay was incurred within one year from the date of this prospectus supplement. Rio Tinto used the proceeds from this commercial paper for general corporate purposes.

EXCHANGE RATES

The following tables show, for the periods and dates indicated, the exchange rates for the pound sterling and the Australian dollar, based on the Noon Buying Rates from the Federal Reserve Bank of New York as indicated by Bloomberg, expressed in United States dollars per £1.00 and per A$1.00. The Noon Buying Rate on such dates differs slightly from the rates used in the preparation of Rio Tinto’s consolidated financial statements as of such dates. No representation is made that the pound sterling and Australian dollar amounts have been, could have been or could be converted into United States dollars at the Noon Buying Rate on such dates or on any other dates.

Pounds Sterling Year ended December 31,	Period End	Period Average	High	Low

1998	1.66	1.66	1.72	1.61
1999	1.62	1.62	1.68	1.55
2000	1.50	1.52	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002	1.61	1.50	1.61	1.41
2003 (through June 10, 2003)	1.65	1.60	1.66	1.55

Australian Dollars Year ended December 31,	Period End	Period Average	High	Low

1998	0.612	0.629	0.687	0.555
1999	0.656	0.645	0.671	0.618
2000	0.556	0.582	0.669	0.511
2001	0.512	0.517	0.571	0.483
2002	0.563	0.544	0.575	0.506
2003 (through June 10, 2003)	0.657	0.611	0.667	0.563

Pounds Sterling	High	Low

December 2002	1.61	1.56
January 2003	1.65	1.60
February 2003	1.65	1.57
March 2003	1.61	1.56
April 2003	1.60	1.55
May 2003	1.65	1.59
June 2003 (through June 10, 2003)	1.66	1.63

Australian Dollars	High	Low

December 2002	0.566	0.559
January 2003	0.592	0.563
February 2003	0.608	0.584
March 2003	0.616	0.591
April 2003	0.621	0.597
May 2003	0.659	0.630
June 2003 (through June 10, 2003)	0.667	0.656

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RIO TINTO

Rio Tinto is a leading international mining group in which two companies, Rio Tinto plc and Rio Tinto Limited, are combined in a dual listed companies (DLC) structure. Rio Tinto plc and Rio Tinto Limited and their respective groups operate together as a single economic enterprise. The Rio Tinto Group has substantial interests in iron ore, aluminum (including bauxite and alumina), borates, titanium dioxide feedstocks, coal, diamonds, copper and gold. The Group also mines zinc, lead, nickel, silver, salt, talc and uranium.

History

Rio Tinto plc, known formerly as The Rio Tinto-Zinc Corporation and subsequently as The RTZ Corporation until the adoption of its current name in June 1997, was formed in 1962 by the merger of two English companies, The Rio Tinto Company and The Consolidated Zinc Corporation. At the same time, the Australian interests of these two companies were also merged to form Conzinc Riotinto of Australia, later known as CRA until its name was changed in June 1997 to Rio Tinto Limited. The Rio Tinto Company was formed in 1873 to reopen copper workings at Rio Tinto in Spain. The Consolidated Zinc Corporation was incorporated in 1905, initially to treat zinc bearing mine waste at Broken Hill in New South Wales, Australia.

In December 1995, the shareholders of Rio Tinto plc and Rio Tinto Limited approved the terms of a merger that resulted in the combination of the two companies in a DLC structure. Pursuant to such approval, Rio Tinto plc and Rio Tinto Limited entered into certain contractual arrangements designed to place the shareholders of both companies in substantially the same position as if they held shares in a single enterprise which owned all of the assets of both companies. As a condition of its approval of the DLC merger, the Australian government required Rio Tinto plc to reduce its shareholding in Rio Tinto Limited to 39 percent by the end of 2005. Rio Tinto plc’s current shareholding in Rio Tinto Limited is approximately 38 percent.

Following the approval of the DLC merger, Rio Tinto plc and Rio Tinto Limited entered into a DLC merger sharing agreement pursuant to which each company agreed:

•	to ensure that the businesses of Rio Tinto plc and Rio Tinto Limited are managed on a unified basis;

•	to ensure that the boards of directors of each company comprise the same individuals; and

•	to give effect to certain arrangements designed to provide shareholders of each company with a common economic interest in the Rio Tinto Group.

In addition, as part of the DLC structure, each company entered into a deed poll guarantee in favor of certain creditors of the other company.

Business Markets

The Rio Tinto Group produces a broad range of metals and minerals, sold in a variety of markets, which now include electronic marketplaces, with differing characteristics and pricing mechanisms. Non ferrous metals, such as copper and aluminum, are generally sold under contract, often long term, at prices determined by reference to prevailing prices on terminal markets such as the London Metal Exchange and COMEX in New York. Fluctuations in these prices, particularly for aluminum, copper and gold, inevitably affect Rio Tinto’s financial results. Prices for many of the Group’s other products, such as coal, iron ore and industrial minerals, are directly negotiated and are less susceptible to short term variation. In commodity businesses, especially where there are terminal markets, excess capacity often results in prices falling to levels which may make some producers periodically unprofitable.

Recent Acquisitions and Dispositions

In January 2002, Kennecott Energy (KEC), a wholly owned U.S. subsidiary of Rio Tinto, purchased the North Jacobs Ranch coal reserves for US$380 million, payable in installments over a five year period.

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The reserves are adjacent to KEC’s existing Jacobs Ranch operation and provide a basis for low cost expansion in line with market demand.

Following the purchase in 2002 of outstanding units in the Western Australian Diamond Trust, Rio Tinto’s interest in Argyle Diamonds increased from 99.8 percent to 100 percent.

In August 2002, Comalco, a wholly owned subsidiary of Rio Tinto, completed the acquisition of an additional 9.5 percent interest in reduction lines 1 and 2 of the Boyne Island Smelter for US$78.5 million. This increases Comalco’s share in lines 1 and 2 of the world class, low cost smelter to 59.5 percent from 50 percent. The interest in line 3 remains unchanged at 59.25 percent.

During the first half of 2002, Coal & Allied Industries, then a 72.7 percent owned subsidiary of Rio Tinto, completed the sale of its interest in the Moura Joint Venture for US$166 million and in Narama and Ravensworth for US$64 million. These were classified as assets held for resale at the end of 2001 and consequently their disposal had no effect on net earnings. In September 2002, Rio Tinto acquired for cash in the market 2,597,000 ordinary shares in Coal & Allied to bring its shareholding to 75.7 percent from 72.7 percent.

Under its 1982 Coal Agreement with the Indonesian Government, Kaltim Prima Coal (KPC), in which Rio Tinto has a 50 percent interest, is required to offer up to 51 percent of its shares to Indonesian participants. Agreement was reached with the Indonesia government on the value of the shares for the current offer, but the offer, due to be made by March 2002, was prevented by attachment orders granted by the District Court of South Jakarta over KPC’s shares. In August 2002, the Government of Indonesia and KPC reached an agreement to finalize the divestment of 51 percent of KPC shares to the Government and assignment of those shares to Indonesian interests. The agreement was conditional on all litigation associated with the divestment process being removed. In August 2002, the civil case against KPC which gave rise to the attachment order was withdrawn, clearing the way for KPC formally to make the offer of the 51 percent interest to the Government of Indonesia for US$419 million. The offer was not accepted by the Government nominees within the required time period and the August 2002 agreement has now been suspended by Rio Tinto as a result of a decision of the District Court of Samarinda challenging the validity of such agreement.

As a result of a refinancing in December 2002, in which the Labrador Iron Ore Royalty Income Fund (LIORIF), a shareholder, chose not to participate, Rio Tinto’s interest in Iron Ore Company of Canada increased from 56.1 percent to 58.7 percent.

Rio Tinto has sold its 25 percent interest in Minera Alumbrera Limited, Argentina, together with its wholly owned Peak Gold mine in New South Wales, Australia to Wheaton River Minerals for US$210 million. The transaction was completed on March 17, 2003.

Product Groups

The Rio Tinto Group consists of wholly and partly owned subsidiaries, joint ventures, associated companies and joint arrangements. The management structure is based on principal product and global support groups:

•	Iron Ore

•	Energy

•	Industrial Minerals

•	Aluminum

•	Copper

•	Diamonds (formerly Diamonds & Gold)

•	Exploration

•	Technology

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Business Unit Data
	Operating Assets At December 31,

	2002	2001

	US$ millions(b)
Iron Ore	2,740	2,595
Energy	1,719	1,749
Industrial Minerals	2,098	2,046
Aluminium	2,353	1,893
Copper	2,854	3,406
Diamonds & Gold(a)	1,332	1,264
Other items	113	(199)

Total	13,209	12,754

Net debt	(5,747)	(5,711)

Net assets	7,462	7,043

Note:
(a)
Effective April 1, 2003, the diamonds business of the Diamonds & Gold group was allocated to a new product group, Diamonds, and most of the other businesses of the former Diamonds & Gold group were reallocated to the Copper group.

(b)	The figures in the table are presented in accordance with UK GAAP.

Iron Ore Group

Rio Tinto’s Iron Ore group wholly owns Hamersley Iron in Western Australia. Hamersley wholly owns five mines and also operates the 60 percent owned Channar mine, a joint venture with an Australian subsidiary of the China Iron & Steel Industry & Trade Group Corporation. The Iron Ore group also includes Rio Tinto’s effective 53 percent interest in Robe River Iron Associates’ two mines in Western Australia and Rio Tinto’s 59 percent interest in the Iron Ore Company of Canada (“IOC”). Rio Tinto’s interest in IOC increased in December as a result of a refinancing. The Iron Ore group operates both enterprises, which were acquired in 2000. In addition, the Iron Ore group includes the HIsmelt® direct iron smelting technology developed in Western Australia.

Energy Group

Rio Tinto Energy group’s coal interests are in Australia, Indonesia and the United States. They supply internationally traded and domestic U.S. and Australian markets. Following the disposal of Rio Tinto’s coal interest in Colombia in early 2000, acquisitions in late 2000 and early 2001 enhanced the existing interests in New South Wales, Australia. The group also includes Rössing in Namibia and Energy Resources of Australia. Both companies supply uranium oxide for use in electricity generation.

Industrial Minerals Group

Rio Tinto’s Industrial Minerals group produces borates, industrial salt, talc and titanium dioxide feedstock. Rio Tinto Borax, Dampier Salt, Luzenac’s talc operations and Rio Tinto Iron & Titanium, its principal businesses, are among the leading suppliers of their respective products.

Aluminum Group

Rio Tinto’s Aluminum group encompasses its wholly owned, integrated aluminum subsidiary, Comalco. Rio Tinto acquired the publicly held 27.6 percent of Comalco in 2000.

Copper Group

In 2002, Rio Tinto’s Copper group comprised Kennecott Utah Copper in the United States and interests in the copper mines of Escondida in Chile, Grasberg in Indonesia, Northparkes in Australia,

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Palabora in South Africa and Alumbrera in Argentina, as well as the Anglesey Aluminium smelter in the U.K., the Peak Gold mine in Australia, the Zinkgruvan zinc mine in Sweden, and the Atlantic Copper Smelter in Spain.

Rio Tinto’s interests in Northparkes (80 percent) and Alumbrera (25 percent) as well as the wholly owned Zinkgruvan zinc mine resulted from the acquisition of North Limited in 2000. Peak Gold and Anglesey Aluminium were transferred from the Diamonds (then known as Diamonds & Gold) group at the end of 2000. As discussed under “Recent Acquisitions and Dispositions”, on March 17, 2003, Rio Tinto completed the sale of its 25 percent interest in Alumbrera and its interest in the Peak Gold mine in New South Wales, Australia to Wheaton River Minerals for US$210 million.

Diamonds Group (formerly Diamonds & Gold)

In 2002, Rio Tinto’s Diamonds & Gold group included diamond interests in Australia, Canada and Zimbabwe, diamond sales offices in Belgium and India, gold mines in Brazil, Indonesia, Papua New Guinea, the U.S. and Zimbabwe, a silver, zinc, and gold mine in Alaska, iron ore and nickel mines in Brazil, and a nickel refinery in Zimbabwe.

Jonathan Leslie, chief executive of Diamonds & Gold, resigned effective March 30, 2003. Effective April 1, 2003, the diamonds business of the Diamonds & Gold group was allocated to a new product group, Diamonds, and most of the other businesses of the former Diamonds & Gold group were reallocated to the Copper group. Keith Johnson, formerly managing director of Comalco Mining and Refining, is the new chief executive of Diamonds.

Exploration Group

Rio Tinto Exploration seeks to discover or identify mineral resources that will contribute to the growth of the Rio Tinto Group. The discovery of new resources is essential to replace deposits as they are mined and to help meet the increasing global demand for minerals and metals. The Exploration group is opportunistic in approach and its resources are deployed on projects that show the best chance of delivering a world class deposit to Rio Tinto. Rio Tinto believes in having a critical mass of projects, selected through a rigorous process of prioritization. The Exploration group is organized into four geographically based teams and a fifth team that looks for industrial minerals on a global basis. Additionally, a small focused project generation team covers the world for new opportunities.

At the end of 2002, Rio Tinto was exploring in 30 countries for a broad range of commodities including copper, diamonds, nickel, industrial minerals, gold, bauxite, iron ore and coal. Exploration employs 190 geologists and geophysicists around the world and has a total staff of 681 people.

Technology Group

The Technology group provides technical assistance to Rio Tinto’s product groups and their businesses, supports corporate policy development, and advises executive management. A key focus is to identify and implement best practices to improve performance, maximize efficiency and add value across Rio Tinto.

Technology staff include experienced professionals covering all the main industry related disciplines while the Office of Rio Tinto’s Chief Technologist manages the Group’s involvement in external and collaborative research.

With the increased focus on sustainable development, and the close linkages between health, safety, environment (HSE), and community issues and communications, the corporate staff in these areas now report to the head of Communication and Sustainable Development, effective January 2003. The transfer of the HSE group, involving 24 staff, leaves the total staff in the Technology group virtually unchanged from 2001, at some 260, due to increases in other areas, particularly Asset Utilisation.

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DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. See “Description of Debt Securities and Guarantees that We and Rio Tinto May Offer” on page 13 of the attached prospectus. To the extent the following description is inconsistent with that set forth in the attached prospectus, the following description replaces that in the attached prospectus.

General

The notes will be issued in an initial aggregate principal amount of US$600,000,000 and will mature on September 30, 2008. Book-entry interests in the notes will be issued, as described below under “Clearance and Settlement”, in minimum denominations of US$1,000 and in integral multiples of US$1,000. The notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement, payable semiannually on March 30 and September 30 of each year, commencing September 30, 2003. The regular record dates for payments of interest will be March 15 and September 15. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes and guarantees will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of Rio Tinto Finance (USA) Limited and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Rio Tinto plc and Rio Tinto Limited each will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of and any premium and interest on the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated obligations of Rio Tinto plc and Rio Tinto Limited. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of Rio Tinto plc and Rio Tinto Limited from time to time outstanding. Because Rio Tinto plc and Rio Tinto Limited are holding companies, the notes will effectively be subordinate to any indebtedness of each of their subsidiaries.

The principal corporate trust office of the trustee in the City of New York is currently designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. So long as any of the notes remain listed on the Luxembourg Stock Exchange, we will maintain a paying agent in Luxembourg and a notice of each change of paying agent shall be published in a daily newspaper of general circulation in Luxembourg.

Payment of principal of and interest on the notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of The Depository Trust Company, referred to as DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Optional Make-Whole Redemption

We, Rio Tinto plc or Rio Tinto Limited may redeem the notes in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) as certified to the Trustee by us or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, together with, in each case, accrued interest on the principal amount of the notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

•	“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately

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preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

•
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

•
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations ..

•
“Reference Treasury Dealer” means each of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

•
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Notice of redemption will be published in a daily newspaper of general circulation in Luxembourg and we will give notice to the Luxembourg Stock Exchange of any such redemption. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and us, and the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

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Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require us to pay additional amounts as described in the prospectus on page 21 under “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Special Situations—Payment of Additional Amounts”, we, Rio Tinto plc or Rio Tinto Limited may call all, but not less than all, of the notes for redemption. This means we may repay the notes early. Our ability to redeem the notes is discussed in greater detail on page 20 of the prospectus under “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Special Situations—Optional Tax Redemption.” If we call the notes as a result of such tax law changes, we must pay 100% of their principal amount. We will also pay the holders accrued interest if we have not otherwise paid interest through the redemption d ate. Notes will stop bearing interest on the redemption date, even if the holders do not collect their money. Notice of redemption will be published in a daily newspaper of general circulation in Luxembourg and we will give notice to the Luxembourg Stock Exchange of any such redemption.

In either of the situations discussed above, we will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on the notes as described under “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Defeasance and Covenant Defeasance—Defeasance and Discharge” on page 26 of the attached prospectus.

Notices

All notices regarding the notes will, so long as the rules of the Luxembourg Stock Exchange require, be published in a daily newspaper of general circulation in Luxembourg.

Trustee

The trustee will be JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank). See “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer” on page 13 and “Description of the Debt Securities that We and Rio Tinto May Offer—Default and Related Matters” on page 26 in the attached prospectus for a description of the trustee’s procedures and remedies available in the event of default.

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TAXATION Australian Taxation

The following is a summary of the principal Australian tax consequences generally applicable to a holder who is a resident of the United States and not a resident of Australia for tax purposes (a “United States holder”) and replaces the discussion under “Tax Considerations—Australian Taxation” in the attached prospectus. This summary reflects the current provisions of the Australian Income Tax Assessment Act 1936 and the Australian Income Tax Assessment Act 1997 (together, the “Australian Tax Act”).

The following summary is not exhaustive of all possible Australian income tax considerations that could apply to particular holders. These considerations may vary according to your individual circumstances.

Australia’s income tax laws are currently subject to extensive review and the Australian Government has recently announced a number of changes to them. The summary below is based upon our understanding of the current law (except as expressly stated) and of the implications of changes that have been announced by the Australian Government in only very general terms. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action.

In the opinion of Allens Arthur Robinson, our and Rio Tinto’s Australian taxation legal counsel, the following statements represent a general summary of the Australian taxation position on the basis of Australian law as in effect at the date of this prospectus supplement, which (as indicated above) is subject to change, possibly with retroactive effect.

Payments of Principal, Premium and Interest

Under existing Australian income tax law, United States holders of debt securities, other than persons holding such securities or interests as part of a business carried on, at or through a permanent establishment in Australia (an “Australian Establishment”), are not subject to Australian income tax on payments of principal and interest (or amounts in the nature of interest) made to that holder, other than interest withholding tax (currently ten percent) on interest (or amounts in the nature of interest) paid on the debt securities (unless the Section 128F exemption described below applies). Subject to the following, where a United States holder makes a gain on redemption of the debt security, the holder’s gain would not be subject to Australian income tax provided the holder does not hold the security as part of an Australian Establishment, and provided that the holder is an “enterprise” within the meaning of the Double Tax Agreement between Australia and the United States and is entitled to the benefits accorded by that treaty. However, Australian tax may be payable to the extent that those conditions do not exist. Also, to the extent that any such gain is treated as interest, or in the nature of interest, Australian withholding tax would apply.

Pursuant to Section 128F of the Australian Tax Act, an exemption from Australian interest withholding tax (“IWT”) applies provided the following conditions are met:

•
We are a resident of Australia when we issue the debt securities and when “interest”, as defined in Section 128A(1AB), is paid. Interest is defined to include amounts in the nature of, or in substitution for, interest.

•	The debt securities are issued in a manner that satisfies the “public offer test” of Section 128F under the Australian Tax Act (described below).

•
We do not know, or have reasonable grounds to suspect, at the time of issue that the debt securities or an interest in them were being, or would later be, acquired, directly or indirectly, by one of our “associates” (as defined in Section 128F(9) of the Australian Tax Act), except as permitted by Section 128F(5) of the Australian Tax Act.

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•
At the time of the payment of interest on the debt securities, we do not know nor do we have reasonable grounds to suspect that the payee is our “associate”, except as permitted by Section 128F(6) of the Australian Tax Act.

An “associate” of ours for the purposes of Section 128F of the Australian Tax Act generally includes (i) a person or entity which holds 50 percent or more of the voting shares of, or otherwise controls, us, (ii) an entity which is a subsidiary of, or otherwise controlled by, us, (iii) a trustee of a trust where we are capable of benefiting (whether directly or indirectly) under that trust, and (iv) a person or entity who is an “associate” of another person or company which is an “associate” of ours under any of the foregoing.

However, for the purposes of Sections 128F(5) and (6) of the Australian Tax Act (see above), “associate” does not include:

(A)
onshore associates (i.e. Australian resident associates who do not hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who hold the debt securities in the course of carrying on business at or through an Australian Establishment); or

(B)
offshore associates (i.e. Australian resident associates that hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who do not hold the debt securities in the course of carrying on business through an Australian Establishment) who are acting in the capacity of:

(i)	in the case of Section 128F(5) only, a dealer, manager or underwriter in relation to the placement of the relevant debt securities; or

(ii)	a clearing house, custodian, funds manager, responsible entity of a registered scheme or, in the case of Section 128F(6) only, paying agent.

There are five principal methods of satisfying the public offer test. In summary, the five principal methods are:

•	offers of the relevant debt securities to ten or more professional financiers, investors or dealers who are not associates of each other;

•	offers of the relevant debt securities to 100 or more potential investors;

•	offers of the relevant debt securities which are listed on a stock exchange;

•	offers of the relevant debt securities via publicly available financial markets dealing information; and

•	offers of the relevant debt securities to dealers, managers or underwriters who offer to sell the debt securities within 30 days by one of the preceding methods.

We intend to offer and sell debt securities in a manner that will satisfy the requirements of Section 128F of the Australian Tax Act.

As set out in more detail in the section entitled “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Special Situations—Payment of Additional Amounts” beginning on page 21 of the Prospectus, if we should at any time be compelled by law to deduct or withhold an amount in respect of any withholding taxes, we may be required, subject to the exceptions we describe, to pay such additional amounts as may be necessary in order to ensure that the net amounts you receive in respect of the debt securities after such deductions or withholding will equal the respective amounts that would have been receivable had no such deduction or withholding been required.

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Payments under the Guarantee

IWT at the rate of ten percent may be payable on payments of interest, or interest paid on an overdue amount, by Rio Tinto Limited to United States holders (other than those holding the debt securities in the course of carrying on a business at or through an Australian Establishment).

Whether such payments would be interest for withholding tax purposes is not clear. The Australian Taxation Office’s ruling, as reflected in Taxation Determination TD 1999/26, is that such payments under a guarantee would be interest for withholding tax purposes. However that Determination also states that guarantee payments would be treated as exempt from withholding tax under Section 128F if the requirements of that section are satisfied. Therefore, if the requirements of Section 128F as described above are satisfied in relation to guarantee payments made by Rio Tinto Limited, interest withholding tax should not be payable in relation to those payments.

Profits on Sale to Third Parties

Under existing Australian law, non-resident holders of debt securities will not be subject to Australian income tax on profits derived from the sale or disposal of the debt securities to a third party provided that the profits do not have an Australian source.

The source of any profit on the sale or disposal of debt securities will ordinarily depend on the factual circumstances of the actual sale or disposal. Where the debt securities are acquired and sold or disposed of pursuant to contractual arrangements entered into and concluded outside Australia, and the seller and the purchaser are non-residents of Australia and do not have Australian Establishments, the profit would not be regarded as having an Australian source.

There are specific rules that can apply to treat a portion of the sale price of debt securities as interest for withholding tax purposes. These rules apply when certain debt securities originally issued at a discount or with a maturity premium, generally speaking, or which do not pay interest at least annually are sold to:

•	an Australian resident that does not acquire the debt securities in the course of carrying on a trade or business through a permanent establishment outside Australia; or

•	a non-resident of Australia who acquires the debt securities as part of an Australian Establishment.

However, if the issue of the debt securities satisfies the public offer test, such portions of deemed interest will be covered by the exemption from Australian interest withholding tax contained in Section 128F of the Australian Tax Act.

Other Taxes

No ad valorem stamp, issue, registration or similar taxes are payable in Australia in connection with the issue or transfer of the debt securities.

The Commissioner of Taxation of the Commonwealth of Australia may give a direction under Section 218 or Section 255 of the Australian Tax Act or Section 260-5 of the Taxation Administration Act 1953 (“TAA”) requiring us to deduct from any payment to any other party (including any holder of debt securities) any amount in respect of income tax payable by that other party in respect of the other party’s other Australian sourced income or sales.

Section 12-140 of the TAA will impose a type of withholding tax at the rate of (currently) 48.5 percent on the payment of interest on certain securities unless the relevant investor has quoted a tax file number, in certain circumstances an Australian Business Number or proof of some other exemption. Assuming that the debt securities will at all material times be in registered form and the requirements of Section 128F of the Australian Tax Act are satisfied with respect to the debt securities, these rules should not apply to payments to a holder of debt securities who is not a resident of Australia for tax purposes and not holding the debt securities in the course of carrying on business at or through an Australian

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Establishment. Withholdings may be made from payments to holders of debt securities who are residents of Australia or non-residents who carry on business at or through an Australian Establishment but who do not quote a tax file number, Australian Business Number or provide proof of an appropriate exemption.

Section 12-190 of the TAA imposes another type of withholding obligation such that if we make a payment to a holder of a debt security for a supply the holder of the debt security has made to us in the course or furtherance of an enterprise carried on in Australia by that holder, we must withhold amounts from that payment at the prescribed rate (currently 48.5 percent) unless that holder has quoted their ABN or another exception applies. There is some uncertainty as to the precise operation of these rules. However, these rules will not apply to payments of principal and interest by us to holders of debt securities where a tax file number, Australian Business Number, or proof that a relevant exemption is applicable has been provided (in accordance with the above paragraph), or a deduction has been made by us for a failure to provide such information. Although the position is not free from doubt, on the basis that all holders of debt se curities will fall within Section 12-140 (discussed above), the withholding requirements in Section 12-190 of the TAA should have no residual operation.

No debt securities will be subject to death, estate or succession duties imposed by Australia, or by any political subdivision therein having the power to tax, if held at the time of death.

Neither the issue of the debt securities nor the payment of principal, premium (if any) and interest by us in respect of the debt securities would give rise to a liability to a goods and services tax in Australia.

Recent Developments

A number of significant changes to Australia’s tax laws have been effected as part of the Federal Government’s tax reform measures, including the New Business Tax System (Debt and Equity) Act 2001 (the “Debt/Equity Act”), which applies from July 1, 2001. These changes include new tests for characterizing debt (for all entities) and equity (for companies) for Australian tax purposes, including for the purposes of dividend withholding tax and IWT.

We intend to issue debt securities which are to be characterized as “debt interests” for the purposes of the tests introduced by the Debt/Equity Act and the returns paid on the debt securities are to be “interest” for the purpose of Section 128F of the Australian Tax Act. Accordingly, the Debt/Equity Act is unlikely to affect the Australian tax treatment of holders of debt securities.

The Taxation Laws Amendment Bill (No. 4) 2003 (the “Bill”) was introduced into Federal Parliament on February 13, 2003 and, if enacted in its current form, will empower the Governor-General to make regulations requiring withholding from certain payments to non-residents after July 1, 2003. No draft regulations have been released, so it is not possible to determine what types of payments would be covered by the new rules, nor the rate of withholding. However, the Bill expressly provides that the regulations will not apply to interest and other payments that are already subject to the current IWT rules or specifically exempt from those rules.

Further, regulations may only be made if the responsible minister is satisfied the specified payments are of a kind that could reasonably relate to assessable income of foreign residents. We have been advised by Allens Arthur Robinson that they do not expect the regulations to apply to repayments of principal under the debt securities, as such amounts are generally not income or gains. It is not yet known whether the regulations will apply to gains on redemption or sale of the debt securities.

The Federal Government released exposure draft rules to deal with the taxation consequences of foreign exchange transactions for public comment on December 17, 2002. It is possible that a United States holder may be required to account for foreign exchange gains and losses under these rules (for example, in relation to the holding of debt securities or interests as part of a business carried on at or through an Australian Establishment).

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On Monday, May 12, 2003, Australia and the United States exchanged instruments of ratification for the Protocol signed on September 27, 2001 amending the Double Tax Agreement between Australia and the United States. The Protocol effectively prevents Australian IWT (whether or not the Section 128F exemption described above applies) applying to interest derived after July 1, 2003 by:

(a)	certain United States governments and governmental authorities and agencies; and

(b)	certain unrelated financial institutions resident in the United States which substantially derive their profits by carrying on a business of raising and providing finance.

Under the Protocol back-to-back loans and economically equivalent arrangements will be subject to the 10% IWT rate and the anti-avoidance provisions in the Australian Tax Act can apply.

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United States Taxation

Change in Backup Withholding Rate

The 31% federal backup withholding rate described in “Tax Considerations—United States Taxation” in the attached prospectus has been reduced to 28% with respect to payments made in the year 2003 and thereafter until the year 2010.

Change in Capital Gains Tax Rate

Under the provisions of the Jobs and Growth Tax Relief Reconciliation Act of 2003 (“JAGTRRA”), capital gain of a noncorporate United States Holder, described in “Tax Considerations—United States Taxation” in the attached prospectus, that is recognized before January 1, 2009, is generally taxed at a maximum rate of 15% for property that is held more than one year. Holders should consult their tax advisors with respect to the provisions of JAGTRRA.

United States Alien Holders

This discussion describes the tax consequences to a United States alien holder, as defined below, and supplements the information regarding United States taxation in respect of debt securities under “Tax Considerations—United States Taxation” in the attached prospectus. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this discussion does not apply to you.

Under United States federal income and estate tax law, if you are a United States alien holder of a debt security, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

	•	have an office or other fixed place of business in the United States to which the interest is attributable, and

	•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities

If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

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For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

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United Kingdom Taxation

References to the United Kingdom Financial Intermediaries and Claims Office in the discussion under “Tax Considerations—United Kingdom Taxation” in the attached prospectus should be read as references to the United Kingdom Centre for Non-Residents.

European Union Taxation

This section replaces the discussion under “Tax Considerations—European Union Taxation” in the attached prospectus.

The Council of the European Union has adopted a new Directive to ensure the effective taxation of savings income within the European Community. Subject to a number of important conditions being met, it is proposed that Member States will be required from January 1, 2005 to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State (except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments).

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UNDERWRITING

Subject to the terms and conditions set forth in a pricing agreement, which expressly incorporates certain standard provisions from the underwriting agreement, dated as of June 27, 2001, referred to as the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite its name in the table below:

Underwriter	Principal Amount Of Notes

Banc of America Securities LLC	$180,000,000
Citigroup Global Markets Inc.	180,000,000
J.P. Morgan Securities Inc.	180,000,000
HSBC Securities (USA) Inc.	15,000,000
RBC Dominion Securities Corporation	15,000,000
Tokyo-Mitsubishi International plc	15,000,000
Wachovia Securities, LLC	15,000,000

Total	$600,000,000

Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the joint bookrunning managers for this offering.

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Rio Tinto has been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective customers and is not a party to this offering. Market Axess Inc. is a registered broker-dealer and will receive compensation from Banc of America Securities LLC and J.P. Morgan Securities Inc. based on transactions conducted through the system. Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the notes available to their respective customers through Internet distributions, whether made through a proprietary or third-party channel, on the same terms as distributions made through other channels.

Delivery of the notes will be made against payment on June 19, 2003. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+3 basis, investors who wish to trade the notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

In connection with the offering, the underwriters may purchase and sell notes in the open market subject to applicable law. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

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The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim selling concessions from a syndicate member when they, in covering syndicate positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately US$380,000. The underwriters have agreed to pay a portion of such expenses.

The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. In the ordinary course of business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates or have performed, and may in the future perform, other financial services for all or any part of us and our affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

The notes are offered for sale in those jurisdictions in the United States, Europe, Australia and elsewhere where it is lawful to make such offers.

With respect to any offer, sale or delivery of notes in any jurisdiction other than the jurisdictions referred to in the following paragraph, each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from such jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

In particular, each underwriter has represented and agreed that:

•
In relation to notes which have a maturity of one year or more, it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the notes, will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

•
In relation to any notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer.

•	It has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the

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meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer.

•	It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom.

•
It has not and will not (directly or indirectly) offer for subscription or purchase or issue invitations to subscribe for or buy (including an offer or invitation which is received by a person in Australia) nor has it sold any notes and it has not and will not distribute in the Commonwealth of Australia or any of its territories or possessions, any offering memorandum, advertisements or other offering material relating to the notes (in draft, preliminary or definitive form) unless the consideration payable in respect of the notes is a minimum amount of A$500,000 (disregarding any amounts lent by the offeror or its associates) or the offer or invitation in respect of the notes is otherwise not an offer of securities requiring disclosure to investors under Part 6D.2 of the Corporations Act 2001 of Australia, and the offer, invitation or distribution complies with all applicable laws, regulations and directives and does not require any document to be lodged with the Australian Securities and Investment Commission.

Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof. We have been advised by the underwriters for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

CLEARANCE AND SETTLEMENT

The notes will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York (“DTC”) on the closing date. This means that we will not issue certificates to each holder. We will issue the global note to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in the global note will be shown on, and transfers of the global note will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant’s accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and ce rtain other organizations. Euroclear and Clearstream Banking are Direct Participants. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

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We will wire principal and interest payments to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global note for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global note to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

•
DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	We determine not to require all of the notes to be represented by a global note and notify the Trustee of our decision.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through Euroclear and Clearstream. The Common Code for the notes is 017085859, the ISIN for the notes is US767201AB24, and the CUSIP number for the notes is 767201 AB2.

GENERAL INFORMATION

We and Rio Tinto have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of the Board of Directors of Rio Tinto Finance (USA) Limited dated May 13, 2003 authorized the issuance of the notes. Resolutions of the Board of Directors of Rio Tinto plc dated May 13, 2003 and of Rio Tinto Limited dated May 13, 2003 authorized the guarantees. Rio Tinto Finance (USA) Limited was incorporated on October 19, 1993. Please see page 9 of the attached prospectus for more information.

We have applied to list the notes on the Luxembourg Stock Exchange in accordance with its rules. In connection with the Luxembourg Stock Exchange listing application, the legal notice relating to the issuance of the notes and the Memorandum and Articles of Association of Rio Tinto Finance (USA) Limited have been deposited with the Registre de Commerce et des Sociétés à Luxembourg, where copies thereof may be obtained upon request. Additionally, copies of Rio Tinto plc’s Memorandum and Articles of Association and Rio Tinto Limited’s Constitution and all reports prepared and filed are available at the office of J.P. Morgan Bank Luxembourg S.A., the paying agent in Luxembourg.

So long as any of the notes remain outstanding and listed on the Luxembourg Stock Exchange, copies of the following items will be available free of charge at the specified office of the Luxembourg paying agent:

•	all incorporated documents that are considered part of this prospectus supplement;

•	the audited annual consolidated financial statements of Rio Tinto plc and Rio Tinto Limited;

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•
future annual and interim financial filings of Rio Tinto plc and Rio Tinto Limited, including, without limitation, all annual reports of Rio Tinto plc and Rio Tinto Limited on Form 20-F and all reports of Rio Tinto plc and Rio Tinto Limited on Form 6-K which contain interim financial statements of Rio Tinto plc and Rio Tinto Limited; and

•	any related notes to these items.

During the same period the indenture will be available for inspection at the office of J.P. Morgan Bank Luxembourg S.A., the paying agent in Luxembourg. Rio Tinto currently publishes unaudited financial information for the first six months of the financial year as well as audited annual consolidated financial statements for the full financial year. Rio Tinto Finance (USA) Limited does not publish annual or interim financial information. Rio Tinto will, until the repayment of the notes, maintain a paying agent in New York as well as in Luxembourg.

Except as may be disclosed in this prospectus supplement and attached prospectus (including all incorporated documents), Rio Tinto plc, Rio Tinto Limited and Rio Tinto Finance (USA) Limited are not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issuance of the notes nor, so far as Rio Tinto is aware, is any such litigation or arbitration pending or threatened. Except as may be disclosed in this prospectus supplement and attached prospectus (including all incorporated documents), there has been no material adverse change in the financial condition of the Rio Tinto Group since December 31, 2002.

$1,000,000,000
Rio Tinto Finance (USA) Limited

Fully and unconditionally guaranteed by

Rio Tinto plc

and

Rio Tinto Limited

GUARANTEED DEBT SECURITIES

By this prospectus, we may from time to time offer up to $1,000,000,000 (or the equivalent thereof in other currencies, currency units or composite currencies) in aggregate principal amount of guaranteed unsecured debt securities.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 8, 2001.

In this prospectus, the terms we, our and us refer to Rio Tinto Finance (USA) Limited. We refer to Rio Tinto plc and Rio Tinto Limited taken together as Rio Tinto. We refer to Rio Tinto plc, Rio Tinto Limited and their subsidiaries taken together as the Rio Tinto Group. Rio Tinto Finance (USA) Limited offers debt securities using this prospectus. Both Rio Tinto plc and Rio Tinto Limited act as the guarantors for offerings by Rio Tinto Finance (USA) Limited using this prospectus.

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RISK FACTORS

Investing in debt securities offered using this prospectus involves risk. You should consider carefully the risks described below before you decide to buy our debt securities. If any of the following risks actually occurs, our or Rio Tinto’s business, financial condition and results of operations would likely suffer. In this case, the trading price of our debt securities could decline, and you may lose all or part of your investment.

Risks Relating to Rio Tinto

The following describes some of the risks that could affect Rio Tinto. In addition, some risks may be unknown to Rio Tinto and others, currently believed to be immaterial, could turn out to be material. All of these could materially affect the Rio Tinto Group’s business, revenues, income, assets, liquidity and capital resources. They should also be considered in connection with any forward looking statements in this document.

Fluctuations in world economic conditions, particularly commodity prices, may negatively impact the Rio Tinto Group’s results

Commodity prices and demand for the Rio Tinto Group’s products are influenced strongly by world economic growth, particularly that in the United States. The Rio Tinto Group produces a broad range of metals and minerals, sold in a variety of markets, that now include electronic marketplaces, with differing characteristics and pricing mechanisms. Non-ferrous metals are generally sold under contract, often long term, at prices determined by reference to prevailing prices on terminal markets such as the London Metal Exchange and COMEX in New York. Fluctuations in these prices, particularly for aluminum, copper and gold, inevitably affect Rio Tinto’s financial results. Commodity prices can fluctuate widely and have a material impact on Rio Tinto’s results.

Rio Tinto is exposed to currency exchange rate fluctuations

Rio Tinto’s assets, earnings and cash flows are influenced by a wide variety of currencies due to the geographic diversity of the Rio Tinto Group’s sales, and the countries in which it operates. Fluctuations in the exchange rate of those currencies may have a significant impact on Rio Tinto’s financial results. The US dollar is the currency in which the majority of the Rio Tinto Group’s sales are denominated. Operating costs are influenced by the currencies of those countries where the Rio Tinto Group’s mines and processing plants are located and also by those currencies in which the costs of imported equipment and services are determined. The Australian and US dollars are the most important currencies influencing costs. Given the dominant role of the US currency in the Rio Tinto Group’s affairs, the US dollar is the currency in which financial performance of the Rio Tinto Group is measured and in which f inancial results are presented both internally and externally. It is also the natural currency for borrowing and for holding surplus cash. The Group does not generally believe that active currency hedging would provide long term benefits to shareholders. Currency protection measures may be deemed appropriate in specific commercial circumstances and are subject to strict limits laid down by the Rio Tinto boards. Therefore, in any particular year, currency fluctuations may have a significant impact on Rio Tinto’s financial results.

Rio Tinto may not be able to integrate successfully their acquired businesses

The Rio Tinto Group has grown through the acquisition of other businesses. There are numerous risks commonly encountered in business combinations and Rio Tinto cannot be assured that management will be able to integrate effectively businesses acquired, or generate the cost savings and synergies anticipated. A failure to integrate successfully their acquired businesses may negatively impact Rio Tinto’s results.

Rio Tinto may not recover their investments in exploration and new mining projects

There is no guarantee that Rio Tinto will be able to recoup the funds they spend identifying new mining properties through their exploration program. Increasing requirements relating to regulatory, environmental

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and social approvals can potentially result in significant delays in construction and may adversely impact upon the economics of new mining properties, the expansion of existing operations and Rio Tinto’s results.

Reserve estimates may be uncertain

There are numerous uncertainties inherent in estimating ore reserves and estimates that are valid at the time of estimation may change significantly when new information becomes available. Fluctuations in the price of commodities, increased production costs or reduced recovery rates may render lower grade reserves uneconomic and may ultimately result in the reserves being restated.

Political unrest and uncertainty may negatively impact some of Rio Tinto’s operations

The Rio Tinto Group has some operations in countries where a relatively high degree of political risk exists. These risks include civil unrest, expropriation, nationalization, renegotiation or nullification of existing contracts, mining leases and permits or other agreements, changes in laws, taxation policies, currency exchange restrictions and changing political conditions. Any one of these factors may adversely impact the profitability, or in extreme cases the viability, of Rio Tinto’s operations and therefore negatively affect Rio Tinto’s results.

The Rio Tinto Group’s e-business initiatives may not meet current expectations

The Rio Tinto Group has invested in and is involved with e-business initiatives. Many of the technical aspects are still unproven and the eventual commercial impacts cannot be assessed with any certainty. Accordingly, the costs and benefits from participating in e-business and the consequent effects on Rio Tinto’s future earnings, balance sheet and cash flows may vary widely from present expectations.

Land tenure disputes may negatively impact Rio Tinto’s operations

The Rio Tinto Group operates in several countries where title to land (in Western legal terms) is often unclear and disputes may arise over land ownership or its use for resource development. Identifying all the affected landowners and structuring compensation arrangements that are fair and equitable, and acceptable to affected communities, is often extremely complex and difficult. Failure to address these issues may disrupt some mining projects and impede the Rio Tinto Group’s ability to develop other mining properties.

Compliance with health, safety and environment regulations may impose burdensome costs

The Rio Tinto Group operates in an industry that is subject to numerous health, safety and environmental laws and regulations and community expectations. Evolving regulatory standards and expectations may result in increased capital and operating costs although the timing and quantification cannot be predicted or quantified. Also, potentially expensive trans-national litigation can result from allegations of failures to meet the required standards.

Mining operations are vulnerable to a number of circumstances beyond Rio Tinto’s control

Transport disruption, weather and natural disasters such as cyclones and flooding, unexpected maintenance problems, collapse or damage to pit walls, unexpected geological variations and industrial actions are some of the factors that may disrupt the Rio Tinto Group’s mining operations. These can affect costs at particular mines for varying periods. Mining, smelting and refining processes also rely on key inputs, for example, fuel and electricity. Appropriate insurance can provide protection from some, but not all, of the costs that may arise from unforeseen events. Disruption to the supply of key inputs, or changes in their pricing, may have a significant impact on future earnings.

Rehabilitation costs may negatively impact Rio Tinto’s financial results

Costs associated with rehabilitating land disturbed during the mining process and addressing environmental, health and community issues, as far as practicable, are usually estimated and dealt with before a property is sold or closed. However, there is a risk that estimates may be insufficient and/or further issues

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may be identified subsequently that result in claims or demands for additional rehabilitation or compensation costs.

Rio Tinto’s results can be affected by a lack of managerial control over some assets

Rio Tinto does not have managerial control of all its mining assets. Where Rio Tinto does not have management control, they cannot guarantee compliance with the Rio Tinto Group’s standards or objectives.

Risks relating to the Debt Securities

Since Rio Tinto plc and Rio Tinto Limited are holding companies and currently conduct their operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of their subsidiaries

Rio Tinto plc and Rio Tinto Limited are organized as holding companies, and substantially all of their operations are carried on through subsidiaries. Their principal source of income is the dividends and distributions they receive from their subsidiaries. The ability of Rio Tinto plc and Rio Tinto Limited to meet their financial obligations is dependent upon the availability of cash flows from their domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required and may not be able to pay dividends to Rio Tinto plc and Rio Tinto Limited. Claims of the creditors of the subsidiaries of Rio Tinto plc and Rio Tinto Limited have priority as to the assets of such subsidiaries over the claims of Rio Tinto plc or Rio Tinto Limited. Consequently, holders of notes guaranteed by Rio Tinto plc and Rio Tinto Limite d are structurally subordinated, on the insolvency of Rio Tinto plc and Rio Tinto Limited and their subsidiaries, to the prior claims of the creditors of subsidiaries of Rio Tinto plc and Rio Tinto Limited.

In addition, some of Rio Tinto’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. English and Australian law prohibits those subsidiaries incorporated in the United Kingdom and Australia, respectively, from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized by distribution or capitalization, less accumulated, realized losses, which have not been previously written off in a reduction or reorganization of capital duly made. Other statutory and general law obligations also affect the ability of directors of Rio Tinto’s subsidiaries to declar e dividends and the ability of Rio Tinto’s subsidiaries to make payments to Rio Tinto on account of intercompany loans.

Since the debt securities are unsecured, your right to receive payments may be adversely affected

The debt securities that we are offering will be unsecured. As of March 31, 2000, Rio Tinto plc had US$65 million aggregate principal amount of secured indebtedness outstanding and Rio Tinto Limited had US$374 million aggregate principal amount of secured indebtedness outstanding. If we default on the debt securities or Rio Tinto defaults on the guarantees, or after bankruptcy, liquidation or reorganization, then, to the extent that we or Rio Tinto have granted security over our or Rio Tinto’s assets, the assets that secure our or Rio Tinto’s debts will be used to satisfy the obligations under that secured debt before we or Rio Tinto could make payment on the debt securities or the guarantees. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured de bt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Should Rio Tinto Finance (USA) Limited default on its debt securities, or should Rio Tinto default on their guarantees, your right to receive payments on the guarantees may be adversely affected by English or Australian insolvency laws

Rio Tinto plc is incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to Rio Tinto plc would be likely to proceed under, and be governed by, English insolvency law. The procedural and substantive provisions of English insolvency laws generally are more favorable to secured

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creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for us, Rio Tinto or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

Rio Tinto Finance (USA) Limited and Rio Tinto Limited are incorporated under the laws of Australia and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are also generally more favorable to secured creditors than comparable provision of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for us, Rio Tinto or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

Forward Looking Statements

The forward-looking information in this prospectus may not accurately predict future results. From time to time, we may make statements regarding our or Rio Tinto’s assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. We and Rio Tinto caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, neither we nor Rio Tinto can assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

•	significant fluctuations from current market prices of our products, which may materially affect the timing or feasibility of particular developments;

•	the ability to produce and transport products profitably;

•	the impact of foreign currency exchange rates on market prices and operating costs; and

•	the activities of governmental authorities, such as changes in taxation or regulation and political uncertainty.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of US$1,000,000,000 (or the equivalent thereof in other currencies, currency units or composite currencies). This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. In considering any offer, you should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Rio Tinto plc and Rio Tinto Limited.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT RIO TINTO PLC
AND RIO TINTO LIMITED

Rio Tinto plc and Rio Tinto Limited each files annual and special reports and other information with the SEC. You may read and copy any document that either Rio Tinto plc or Rio Tinto Limited files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. American depositary shares representing ordinary shares of Rio Tinto plc are listed on the New York Stock Exchange, and the ordinary shares are admitted to the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services Act 1986, referred to as the UK Listing Authority, and the London Stock Exchange plc for trading on the London Stock Exchange’s market for listed securities. The ordinary shares of Rio Tinto Limited are listed on the Australian Stock Exchange. You can consult reports and other information about Rio Tinto plc that it has filed pursuant to the rules of the New York Stock Exchange, the UK Listing Authority, and about Rio Tinto Limited that it has filed pursuant to the rules of the Australian Stock Exchange, at those exchanges or authority.

The SEC allows us and Rio Tinto to incorporate by reference in this prospectus information contained in documents that we and Rio Tinto file with them. This means that we and Rio Tinto can disclose important information to you by referring to these documents. The information that we and Rio Tinto incorporate by reference is an important part of this prospectus. We and Rio Tinto incorporate by reference in this prospectus the following documents and any future filings that we or Rio Tinto make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we and Rio Tinto complete the offerings using this prospectus:

•	Annual Report on Form 20-F of Rio Tinto plc for the year ended December 31, 2000;

•	Annual Report on Form 20-F of Rio Tinto Limited for the year ended December 31, 2000;

•
Report on Form 6-K of Rio Tinto Limited, dated May 23, 2001, containing consolidated Profit and Loss statement and Statement of Cash Flows of North Limited and its controlled entities and including US GAAP reconciled net income for the year ended June 30, 2000; and including unaudited pro forma condensed combined financial information for Rio Tinto Limited and North Limited for the year ended December 31, 2000.

•
Reports on Form 6-K of Rio Tinto plc furnished to the SEC after the date of this prospectus, but only to the extent that the forms expressly state that they are incorporated by reference in this prospectus.

•
Reports on Form 6-K of Rio Tinto Limited furnished to the SEC after the date of this prospectus, but only to the extent that the forms expressly state that they are incorporated by reference in this prospectus.

The information we and Rio Tinto file with the SEC, including future filings, automatically update and supersede information in documents filed at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we and Rio Tinto incorporate by reference in this prospectus.

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The Annual Reports on Form 20-F of Rio Tinto plc and Rio Tinto Limited contain a summary description of Rio Tinto’s business. The consolidated financial statements of each of Rio Tinto plc and Rio Tinto Limited are prepared in accordance with generally accepted accounting principles applicable in the United Kingdom and are set out in their respective Annual Reports on Form 20-F. We refer to these accounting principles as UK GAAP in this prospectus. The Annual Reports on Form 20-F of Rio Tinto plc and Rio Tinto Limited also present the effects of the differences on their audited consolidated financial statements between UK GAAP and generally accepted accounting principles applicable in the United States. We refer to these latter accounting principles as US GAAP in this prospectus.

You may request a copy of the filings referred to above, excluding the exhibits to such filings, at no cost, by writing or telephoning Rio Tinto plc at the following address:

Rio Tinto plc
6 St. James’s Square
London SW1Y 4LD
England
Tel. No.: 011-44-20-7930-2399

You should rely only on the information that we and Rio Tinto incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. Neither we nor Rio Tinto have authorized anyone to provide you with different information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEABILITY OF CERTAIN
CIVIL LIABILITIES

Rio Tinto Finance (USA) Limited is a corporation organized under the laws of the State of Victoria, Australia. Rio Tinto plc is a public limited company incorporated under the laws of England and Wales. Rio Tinto Limited is a corporation organized under the laws of the State of Victoria, Australia. Substantially all of our and Rio Tinto’s directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom and Australia. A substantial portion of our and Rio Tinto’s assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us, Rio Tinto or these persons so that you may enforce judgments of United States courts against us, Rio Tinto or these persons based on the civil liability provisions of the United States federal securities laws. Our English le gal adviser and Arthur Robinson & Hedderwicks have advised us and Rio Tinto that there are doubts as to the enforceability in England and Wales and Australia, respectively, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities solely based on the United States federal securities laws.

RIO TINTO PLC AND RIO TINTO LIMITED

Rio Tinto is a world leader in the international mining industry. Rio Tinto’s strategy is to concentrate on the development of large, high quality mineral deposits. Its worldwide mining interests include copper, gold, iron ore, aluminum, lead, zinc and silver in metals, coal and uranium in energy, and borates, titanium dioxide feedstock, talc, diamonds and zircon in industrial minerals.

Rio Tinto’s operating assets are predominantly in North America and Australia with the balance in Europe, southern Africa, Indonesia and South America. Rio Tinto’s products are sold worldwide.

In 1995, Rio Tinto plc and Rio Tinto Limited combined to form a dual listed companies (DLC) structure as if they were a single economic entity. Nevertheless, both companies remain legal entities with separate share listings and registers. The DLC merger was designed to place the shareholders of both companies in substantially the same position as if they held shares in a single enterprise which owned all of the assets of both companies.

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The agreements constituting the DLC structure provide that, subject to limited exceptions, the dividends declared by one company will be matched by the other company, as converted at prevailing exchange rates, and adjusted by an equalization ratio, initially 1:1, that reflects adjustments to the share capital of either company subsequent to the DLC merger. If either company goes into liquidation, subject to applicable law, equalization payments will be made to the company in liquidation by the other company to ensure that the amount available for distribution on each share to the public shareholders of each company reflects the equalization ratio described above. The agreements related to the DLC merger also create a shareholder voting structure for taking joint decisions (decisions not relating to modifying a company’s share capital or certain provisions of a company’s constituent documents, or entering liquidation) by usin g special voting vehicles that vote at a shareholders’ meeting of one company to reflect the voting of the shareholders of the other company, as adjusted to reflect changes to the equalization ratio described above. Rio Tinto plc and Rio Tinto Limited also agreed to establish and enforce restrictions on the voting of certain shareholders to ensure that potential acquirors of either company are, as a practical matter, obliged to make an offer to acquire both companies. Also as part of the DLC merger, each company entered into a deed poll guarantee which guarantees the contractual obligations of the other company (and the obligations of other persons which are guaranteed by the other company), subject to certain limited exceptions. Beneficiaries under the deed poll guarantees may make demand upon the guarantor thereunder without first having recourse to the company or persons whose obligations are being guaranteed.

You can find a more detailed description of the DLC structure in both Rio Tinto plc and Rio Tinto Limited’s Annual Reports on Form 20-F for the year ended December 31, 2000 which are incorporated by reference into this prospectus.

Rio Tinto plc is incorporated in England and Wales and has its principal executive offices at 6 St. James’s Square, London SW1Y 4LD, England Tel. No.: 011-44-20-7930-2399. Rio Tinto Limited is incorporated in Australia and has its principal executive offices at 55 Collins Street, Melbourne, Victoria 3000, Australia Tel. No.: 011-61-3-9283-3333.

RIO TINTO FINANCE (USA) LIMITED

Rio Tinto Finance (USA) Limited, a corporation organized under the laws of the State of Victoria, Australia, is a wholly owned finance subsidiary of Rio Tinto Limited. Rio Tinto Finance (USA) Limited was formed for the purpose of borrowing on behalf of Rio Tinto and advancing the net proceeds of such borrowings to Rio Tinto. The principal executive offices of Rio Tinto Finance (USA) Limited are located at 55 Collins Street, Melbourne, Victoria 3000, Australia Tel. No.: 011-61-3-9283-3333.

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RATIO OF EARNINGS TO
FIXED CHARGES

The consolidated ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1996 through 2000 are shown in the tables below for both Rio Tinto plc and Rio Tinto Limited. This information has been calculated in accordance with UK GAAP and US GAAP.

Rio Tinto plc
	Year ended December 31,

	1996	1997	1998	1999	2000

In accordance with UK GAAP	6.1	5.3	3.4	6.4	8.3
In accordance with US GAAP	5.7	5.0	3.8	4.8	6.4

The ratio of earnings to fixed charges of Rio Tinto plc was completed by dividing the amount of its earnings by the amount of its fixed charges. For the purposes of calculating this ratio, earnings have been calculated by adding pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees, and share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. Distributed income of equity investees was calculated on a cash received basis for 1996. Interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items. Fixed charges consist of interest costs, both expensed and capitalized, and a reasonable approximation of the interest component of rental expense.

Rio Tinto Limited
	Year ended December 31,

	1996	1997	1998	1999	2000

In accordance with UK GAAP	5.4	13.6	16.9	11.7	8.8
In accordance with US GAAP	4.9	13.9	17.1	11.2	6.9

The ratio of earnings to fixed charges of Rio Tinto Limited was computed by dividing the amount of its earnings by the amount of its fixed charges. For the purposes of calculating this ratio, earnings have been calculated by adding pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees, and share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. Distributed income of equity investees was calculated on a cash received basis for 1996. Interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items. Fixed charges consist of interest costs, both expensed and capitalized, and a reasonable approximation of the interest component of rental expense.

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CAPITALIZATION AND INDEBTEDNESS OF RIO TINTO PLC AND RIO TINTO LIMITED

Rio Tinto plc capitalization at March 31, 2001

The following table sets out the cash, investments and capitalization on a historical basis of Rio Tinto plc at March 31, 2001, which have been calculated in accordance with UK GAAP.

	US$ in millions	Note
	(unaudited)
Investments	6	(i)
Cash at bank and in hand	372	(ii)

	378

Ordinary shares	154	(iii)

Total issued share capital	154

Share premium account	1,594
Other reserves	230
Profit and loss account	4,348

Total shareholders’ funds	6,326

Finance debt:
Borrowings due within one year	1,294	(iv)
Medium and long term borrowings	697	(v)

	1,991	(vi)

Total capitalization and indebtedness	8,317

Notes:
(i)	Investments consist primarily of certificates of deposit.
(ii)
Cash at bank and in hand for Rio Tinto plc includes US$87 million relating to export financing arrangements, the use of which is restricted to the repayment of the equivalent amount included in borrowings.

(iii)
Ordinary shares consisted of 1,420 million authorized shares with a par value of 10 pence, of which 1,064 million were issued and outstanding. One RTP Special Voting Share has also been issued. The issue was to facilitate the joint voting by shareholders of Rio Tinto plc and Rio Tinto Limited on joint decisions following the DLC merger. In addition, directors have the ability to issue an equalization share if that is required under the terms of the DLC Merger Sharing Agreement.

(iv)	Borrowings due within one year include US$853 million of commercial paper, as well as US$432 million of other unsecured borrowings and US$9 million of secured borrowings.
(v)	Medium and long term borrowings reflect the portion of loans outstanding which are due in more than one year and include secured borrowings of US$56 million and unsecured borrowings of US$641 million.
(vi)	Of the total borrowings shown above, US$1,439 million was guaranteed as at March 31, 2001.

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Rio Tinto Limited capitalization at March 31, 2001

The following table sets out the cash, investments and capitalization on a historical basis of Rio Tinto Limited at March 31, 2001 which have been calculated in accordance with UK GAAP.

	US$ in millions	Note
	(unaudited)
Investments	7	(i)
Cash at bank and in hand	299

	306

Shares	825	(ii)

Total share capital	825

Other reserves	65
Profit and loss account	404

Total shareholders’ funds	1,294

Finance debt:
Borrowings due within one year	2,998	(iii)
Medium and long term borrowings	913	(iv)

	3,911

Medium and long term intragroup financing:
Amounts owed to Rio Tinto plc	1,166	(v)

Total capitalization and indebtedness	6,371	(vi)

Notes:
(i)	Investments consisted primarily of certificates of deposit.
(ii)
Total share capital in issue at March 31, 2001 was 498.4 million plus one special voting share. The RTL Special Voting Share was issued to facilitate the joint voting by shareholders of Rio Tinto plc and Rio Tinto Limited on joint decisions following the DLC merger. In addition, directors have the ability to issue an equalization share if that is required under the terms of the DLC Merger Sharing Agreement.

(iii)	Borrowings due within one year include US$2,489 million of commercial paper, as well as US$410 million of other unsecured borrowings and US$99 million of secured borrowings.
(iv)
Medium and long term borrowings reflect the portion of loans outstanding which are due in more than one year and include secured borrowings of US$275 million and unsecured borrowings of US$638 million.

(v)	The amounts owed to Rio Tinto plc represent the consideration for 91 million shares bought back from Rio Tinto plc during 2000 at the then prevailing market rate of A$25.43 per share.
(vi)	Of the total borrowings shown above, US$3,019 million was guaranteed as at March 31, 2001.

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USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of debt securities will be added to the general funds of Rio Tinto and used for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES THAT WE
AND RIO TINTO MAY OFFER

This prospectus relates to guaranteed debt securities issued by Rio Tinto Finance (USA) Limited. As required by federal law of the United States for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an indenture. The indenture relating to debt securities issued by Rio Tinto Finance (USA) Limited is a contract among Rio Tinto Finance (USA) Limited, Rio Tinto plc, Rio Tinto Limited and The Chase Manhattan Bank.

General

The Chase Manhattan Bank acts as the trustee under the indenture. The trustee has two principal functions:

•
First, it can enforce your rights against us or Rio Tinto if we or Rio Tinto default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Both Rio Tinto plc and Rio Tinto Limited act as the guarantors of the debt securities issued under the indenture. The guarantees are described under “Guarantees” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement. See “Where You Can Find More Information About Rio Tinto plc and Rio Tinto Limited” for information on how to obtain a copy.

Rio Tinto Finance (USA) Limited may issue as many distinct series of debt securities under the indenture as it wishes. This section summarizes all material terms of the debt securities and the guarantees that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the series of debt securities described in the prospectus supplement.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the prospectus supplement.

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The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•
the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable;

•
the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described later under “—Restrictive Covenants—Defeasance and Discharge”;

•
if the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership—Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount (Section 101 of the Indenture). The prospectus supplement relating to original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

Guarantees

Both Rio Tinto plc and Rio Tinto Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, including any additional amounts which may be payable in respect of the debt securities, as described under “Payment of Additional Amounts”. Rio Tinto plc and Rio Tinto Limited guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise. Each of Rio Tinto plc and Rio Tinto Limited is individually obligated to pay such amounts.

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Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send your debt securities, registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?     A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the global security be registered in the name of a financial institution we select. In addition, we require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities.     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global debt securities, you should be aware that:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

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•
You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Legal Ownership—Street Name and Other Indirect Holders”.

•
You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•
The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated.     In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Legal Ownership—Street Name and Other Indirect Holders” and “Legal Ownership—Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us or Rio Tinto that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 305 and 206)

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “Street Name and Other Indirect Holders”.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if we want to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict our and Rio Tinto’s ability to incur liens. A particular series of debt securities may have additional covenants.

•	Your rights if we or Rio Tinto default in respect of our or Rio Tinto’s obligations under the debt securities or experience other financial difficulties.

•	Our relationship with the trustee.

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Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless indicated in the prospectus, in denominations that are even multiples of US$1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring the securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on your debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 450 West 33rd Street, New York, NY 10001. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

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We or Rio Tinto may also arrange for additional payment offices, and may cancel or change these offices, including our or Rio Tinto’s use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We, Rio Tinto plc and Rio Tinto Limited are generally permitted to consolidate or merge with another company or firm. We, Rio Tinto plc and Rio Tinto Limited are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, Rio Tinto Finance (USA) Limited may only take these actions if the successor is organized under the laws of Australia, any state thereof or the United States, any state thereof or the District of Columbia. In addition, neither we, Rio Tinto plc nor Rio Tinto Limited may take any of these actions unless all the following conditions are met:

•
Where Rio Tinto Finance (USA) Limited, Rio Tinto plc or Rio Tinto Limited merges out of existence or sells or leases all its assets, the other firm must be duly organized and validly existing under the laws of the applicable jurisdiction.

•
If such other entity is organized under the laws of a jurisdiction other than Australia, the United Kingdom, or the United States, any State thereof, or the District of Columbia, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•
Neither we, Rio Tinto plc nor Rio Tinto Limited may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later on page 26 under “—Default and Related Matters—Events of Default— What is An Event of Default”? A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•
If we, Rio Tinto plc or Rio Tinto Limited merges out of existence or sells or leases substantially all of our or their assets, the other entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to Rio Tinto Finance (USA) Limited, Rio Tinto plc or Rio Tinto Limited, as the case may be.

•	We, Rio Tinto plc or Rio Tinto Limited, as the case may be, must deliver certain certificates and other documents to the trustee.

•
Neither our nor Rio Tinto’s assets or properties may become subject to any impermissible lien unless the debt securities issued under the indenture are secured equally and ratably with the indebtedness secured by the impermissible lien. Impermissible liens are described in further detail below under
“—Restrictions on Liens”.

It is possible that the United States Internal Revenue Service may deem a merger or other similar transaction to cause for United States federal income tax purposes an exchange of debt securities for new

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securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for United States federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval.     First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any of our or Rio Tinto’s obligations to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

•	modify or affect, in any manner adverse to you, the obligations of Rio Tinto plc or Rio Tinto Limited in respect of the payment of principal, premium, if any, and interest, if any. (Section 901)

Changes Requiring a Majority Vote.     The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval.     The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting.     When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the United States dollar equivalent.

•
Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also

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not be eligible to vote if they have been fully defeased as described later under “—Restrictive Covenants—Defeasance and Discharge”. (Section 101)

•
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

Your debt securities of any series may be redeemed in whole but not in part, in the three situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, you must receive between 30 and 60 days’ notice before your debt securities are redeemed.

The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, Rio Tinto Finance (USA) Limited, Rio Tinto plc or Rio Tinto Limited determines that it would be required to pay additional amounts as described later under “Payment of Additional Amounts”.

This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we, Rio Tinto plc or Rio Tinto Limited are incorporated. If we, Rio Tinto plc or Rio Tinto Limited, as the case may be, have been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

We, Rio Tinto plc or Rio Tinto Limited will not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

The second situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, Rio Tinto plc or Rio Tinto Limited or any subsidiary of either of them determines that it would have to deduct or withhold tax on any payment to Rio Tinto Finance (USA) Limited to enable it to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where Rio Tinto plc and Rio Tinto Limited are incorporated. If we, Rio Tinto plc or Rio Tinto Limited, as the case may be, have been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

We, Rio Tinto plc or Rio Tinto Limited will not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

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The third situation is where, following a merger, consolidation or sale or lease of our assets to a person that assumes or, if applicable, guarantees our obligations on the debt securities, that person is required to pay additional amounts as described later under “Payment of Additional Amounts”.

We or the other person will have the option to redeem the debt securities in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither we nor that person has any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation.

We, Rio Tinto plc or Rio Tinto Limited shall deliver to the Trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108).

Payment of Additional Amounts

If the Securities of a series provide for the payment of additional amounts, all payments of principal, premium (if any) and interest in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges or whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction unless that withholding or deduction is required by law. A Relevant Taxing Jurisdiction is any jurisdiction under the laws of which we, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are or is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax).

The indenture provides that if withholding or deduction is required by law, then we, Rio Tinto plc or Rio Tinto Limited, as the case may be, may pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a Relevant Taxing Jurisdiction, will not be less than the amount then due and payable on that debt security. In addition, we, Rio Tinto plc or Rio Tinto Limited, as the case may be, will not be required to make any payment of additional amounts in any of the following circumstances:

•
If the holder is a United States person and the United States government or any political subdivision of the United States government is the entity that is imposing the tax or governmental charge. For this purpose, a United States person is any person who, for United States federal income tax purposes, is a citizen or resident, a domestic corporation, an estate whose income is subject to taxation regardless of its source, or a trust if a United States court can exercise supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

•
The payment of additional amounts is for a tax or charge imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•
The payment of additional amounts is for a tax or charge imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The payment of additional amounts is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The payment of additional amounts is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

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•
The payment of additional amounts is imposed or withheld because the holder or beneficial owner failed to comply with any of our or Rio Tinto’s requests for the following that the statutes, treaties, regulations or administrative practices or the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements.

•
In the case of a payment made by Rio Tinto plc under its guarantees, the payment of additional amounts results from the security being presented for payment in the United Kingdom unless presentment could not have been made elsewhere.

•
The payment of additional amounts is for any withholding or deduction imposed on a payment to an individual which is required to be made pursuant to any European Union directive on the taxation of savings implementing the conclusions of ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such a directive.

•
The payment of additional amounts is for any withholding or deduction required to be made with respect to a debt security presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union.

•
The holder of a debt security is our “associate” (as that term is defined in the Australian tax legislation (the Australian Tax Act)) and, as a result, the Australian Tax Act requires withholding tax to be paid on the interest or amounts in the nature of interest payable on the debt security.

•
A determination is made under the Australian Tax Act that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither we nor Rio Tinto participated in the scheme.

•
The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to us or Rio Tinto is incorporated. The prospectus supplement relating to the debt securities will describe whether additional amounts are payable with respect to that series of securities and if so, may describe additional circumstances in which we would not be required to pay additional amounts.

Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “—Optional Tax Redemption” and “Tax Considerations”. Under the indenture, Rio Tinto or any Rio Tinto subsidiary may assume our obligations under the debt securities. This would likely be a taxable event to United States holders. United States holders would likely be treated as having exchanged their debt securities for other debt securities issued by Rio Tinto or such subsidiary and therefore may have to recognize gain or loss for United States federal income tax purposes upon such assumption.

Restrictive Covenants

Restrictions on Liens

Some of our or Rio Tinto’s property may be subject to a mortgage or other legal mechanism that gives our and Rio Tinto’s lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our and Rio Tinto’s general creditors if we fail to pay them back. These preferential rights are called liens. We promise that we will not become obligated on any new debt for borrowed money that is secured by a lien on any of our or Rio Tinto’s properties, unless we or Rio Tinto

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grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

Neither we nor Rio Tinto need to comply with this restriction if the amount of all debt that would be secured by liens on our or Rio Tinto’s properties, excluding the debt secured by the liens that are listed below, is less than 10% of Rio Tinto’s consolidated net worth plus minorities. Consolidated net worth plus minorities is defined in the indenture as a measure of the net worth of Rio Tinto that includes amounts attributable to the outside interests in the accounting subsidiaries of Rio Tinto. (Sections 101 and 1007) At the date of this prospectus, a substantial portion of the consolidated assets of Rio Tinto is held by their subsidiaries and thus would not be subject to this restriction on liens.

This restriction on liens applies only to liens for borrowed money. In addition, this restriction on liens also does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the applicable series of debt securities;

•	any lien arising by operation of law and not as a result of any act or omission on our or Rio Tinto’s part;

•	liens arising from any judgment against us or Rio Tinto that does not give rise to an event of default;

•
any lien created on property (or the title documents for that property) acquired after the date of the issuance of the applicable series of debt securities for the sole purpose of financing or refinancing or securing the cost of that property so long as the principal moneys secured by the property do not exceed the cost of that acquisition;

•	any lien over property (or the title documents for that property) that was in existence at the time we or Rio Tinto acquired the property;

•
any lien over assets and/or, where such assets comprise substantially the whole of the assets of their owner, shares or stock in the owner of those assets that secures project finance borrowing to finance the costs of developing, or acquiring and developing, those assets;

•	any lien over property, including improvements, which was developed, constructed or improved by us or Rio Tinto, acquired after the date of the issuance of the applicable series of debt securities,

•	to secure the payment of all or any part of the cost of development or construction of or improvement on the property, or

•	to secure indebtedness incurred by us or Rio Tinto for the purpose of financing all or any part of the cost of development or construction or of improvements on the property,

so long as the secured indebtedness does not exceed the higher of the cost or the fair market value of that development, construction or improvement;

•	any lien arising solely by operation of law over any credit balance or cash held in an account with a financial institution;

•	any lien arising in transactions entered into or established for our or Rio Tinto’s benefit in connection with any of the following:

•	the operation of cash management programs;

•	other payment netting arrangements;

•
derivatives transactions (including swaps, caps, collars, options, futures transactions, forward rate agreements and foreign exchange transactions and any other similar transaction (including any option with respect to any of the foregoing) and any combination of any of the foregoing);

•	other normal banking transactions; or

•	in the ordinary course of letter of credit transactions;

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•	any lien securing our or Rio Tinto’s indebtedness for borrowed money incurred in connection with the financing of our or Rio Tinto’s accounts receivable;

•	any lien arising in the ordinary course of dealings in base and precious metals, other minerals, petroleum or any other materials;

•	any lien incurred or deposits made in the ordinary course of business, including, but not limited to;

•	any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or similar lien;

•	any lien securing amounts in connection with workers’ compensation unemployment insurance and other types of social security; and

•	any easements, right-of-way, restrictions and other similar charges;

•
any lien securing all or part of our or Rio Tinto’s interest in any mine or mineral deposit and/or facilities and/or any agreement or instrument relating to a mine or mineral deposit that is in favor of any operator or participant in that mine, mineral deposit or facility if

•	the lien serves as security for any sum which may become due to

•	an operator in its capacity as operator; or

•	to a participant by virtue of any agreement or instrument relating to such mine or mineral deposit and/or facilities, and

•	the lien is limited to the relevant mine or mineral deposit and/or facilities;

•
any lien upon specific items of our or Rio Tinto’s inventory or other goods, and proceeds inventory or other goods, securing our or Rio Tinto’s obligations relating to bankers’ acceptances, issued or created for our or Rio Tinto’s account to facilitate the purchase, shipment or storage of the inventory or other goods;

•
any lien incurred or deposits made securing our or Rio Tinto’s performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of our or Rio Tinto’s business;

•
any lien on any of our or Rio Tinto’s property in favor of the Federal Government of the United States or the government of any State thereof, or the government of Australia or the government of any state or territory thereof, the United Kingdom, or the government of any member nation of the European Union, or any instrumentality of any of them, securing our or Rio Tinto’s obligations under any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes;

•	any liens securing taxes or assessments or other applicable governmental charges or levies;

•
any liens securing industrial revenue, development or similar bonds issued by us or Rio Tinto, or for our or Rio Tinto’s benefit, provided that the industrial revenue, development or similar bonds are non-recourse to us or Rio Tinto;

•	the sale or other transfer of

•
any minerals in place, or for the future production of minerals, for a specified period of time or in any amount such that, the purchaser will realize from such sale or transfer a specified amount of money or minerals; or

•	any other interest in property that is commonly referred to as a “production payment”;

•	any liens in favor of any company in the Rio Tinto Group;

•	any liens securing indebtedness for which we or Rio Tinto have paid money or deposited securities in an arrangement to discharge in full any liability relating to that indebtedness; and

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•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above, so long as

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be extended, renewed or replaced; and

•	the extension, renewal or replacement lien is limited to all or a part of the same property, including improvements, that secured the lien to be extended, renewed or replaced. (Section 1007)

Under the indenture, the following are not considered liens securing indebtedness and so are not prevented by the restrictions:

•
any acquisition of any property or assets by us or Rio Tinto that is subject to any reservation that creates or reserves for the seller an interest in any metals or minerals in place or the proceeds from their sale;

•	any conveyance or assignment in which we or Rio Tinto convey or assign an interest in any metals or minerals in place or the proceeds from their sale; or

•
any lien upon any of our or Rio Tinto’s wholly or partially owned or leased property or assets, to secure the payment of our or Rio Tinto’s proportionate part of the development or operating expenses in realizing the metal or mineral resources of such property.

Restrictions on Sales and Leasebacks

Neither we, Rio Tinto nor Rio Tinto Limited will enter into any sale and leaseback transaction involving a property, other than as allowed by this covenant. A sale and leaseback transaction is an arrangement between us or Rio Tinto and a bank, insurance company or other lender or investor where we lease a property that we previously owned for more than 270 days and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The restriction on sales and leasebacks does not apply to any sale and leaseback transaction between any companies of the Rio Tinto Group. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary (other than Rio Tinto Finance (USA) Limited) to enter into sale and leaseback transactions. At the date of this prospectus, a substantial portion of our and Rio Tinto’s consolidated assets is held directly by subsidiaries and so would not be subject to the covenant restricting sale and leaseback transactions.

The covenant allows us or Rio Tinto to enter into sale and leaseback transactions in two additional situations. First, we or Rio Tinto may enter sale and leaseback transactions if we could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.

Second, we or Rio Tinto may enter sales and leaseback transactions if, within one year of the transaction, we or Rio Tinto, as the case may be, invest an amount equal to at least the net proceeds of the sale of the principal property that we or Rio Tinto, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of our or Rio Tinto’s property or used to retire indebtedness for money that we borrowed, incurred or assumed that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or which may be extended beyond 12 months from that date at our and Rio Tinto’s option. (Section 1008).

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to your series of debt securities only if the prospectus supplement applicable to the series so states. (Article 13).

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Defeasance and Discharge

We, Rio Tinto plc and Rio Tinto Limited can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, Rio Tinto plc or Rio Tinto Limited, in addition to other actions, put in place the following arrangements for you to be repaid:

•
We, Rio Tinto plc or Rio Tinto Limited must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•
We, Rio Tinto plc or Rio Tinto Limited must deliver to the trustee a legal opinion of our or Rio Tinto’s counsel confirming that either (A) there has been a change in United States federal income tax law or (B) we have received from, or there has been published by, the United States Internal Revenue Service a ruling in each case to the effect that we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

However, even if we, Rio Tinto plc or Rio Tinto Limited take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

We, Rio Tinto plc or Rio Tinto Limited can be legally released from compliance with certain covenants, including those described under “—Restrictive Covenants” and any that may be described in the applicable prospectus supplement and including the related Events of Default if we, Rio Tinto plc or Rio Tinto Limited, as the case may be, take all the steps described above under “—Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.

Default And Related Matters

Ranking

The debt securities are not secured by any of our property or assets nor Rio Tinto’s property or assets. Accordingly, your ownership of debt securities means you are one of our and Rio Tinto’s unsecured creditors. The debt securities are not subordinated to any of our or Rio Tinto’s other debt obligations and therefore they rank equally with all our and Rio Tinto’s other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default?     The term event of default means any of the following:

•
Neither we, Rio Tinto plc nor Rio Tinto Limited pay the principal or any premium on a debt security and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than three business days. As used here, a business day is a week day on which financial institutions in New York and the applicable place of payment are open for business.

•	Neither we, Rio Tinto plc nor Rio Tinto Limited pay interest or any additional amounts on a debt security within 30 days of its due date.

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•	Neither we, Rio Tinto plc nor Rio Tinto Limited make a deposit of any applicable sinking fund payment within 30 days of its due date, or any applicable longer period of grace.

•
We, Rio Tinto plc or Rio Tinto Limited remain in breach of a covenant or any other term of the indenture or series of debt securities for 90 days after we, Rio Tinto plc or Rio Tinto Limited, as the case may be, receive a notice of default stating we, Rio Tinto plc or Rio Tinto Limited are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•
We, Rio Tinto plc or Rio Tinto Limited file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur, unless, in the case of Rio Tinto plc or Rio Tinto Limited, the reorganization is a voluntary winding up carried out in accordance with English or Australian statutory requirements as applicable and which results in a legal entity that is liable under the guarantees, and which owns the assets of Rio Tinto plc or Rio Tinto Limited, respectively.

•	Our or Rio Tinto’s other borrowings in principal amount of at least US$50,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings.

•
We or Rio Tinto fail to make a payment of principal of at least US$50,000,000 or fail to honor any guarantee or indemnity with respect to borrowings of at least US$50,000,000 and steps are taken to enforce either of these obligations.

•
Any mortgage, pledge or other charge granted by us or Rio Tinto in relation to any borrowing of at least US$50,000,000 becomes enforceable and steps are taken to enforce the mortgage, pledge or other charge, as the case may be.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.     If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if we, Rio Tinto plc or Rio Tinto Limited have paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and we, Rio Tinto or Rio Tinto Limited have satisfied certain other conditions. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•
The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•
The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508).

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Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We and Rio Tinto will furnish to the trustee every year a written statement of certain of our and Rio Tinto’s officers certifying that, to their knowledge, we and Rio Tinto are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

Regarding The Trustee

Several of members of the Rio Tinto Group maintain banking relations with the trustee, or affiliates of the Trustee, in the ordinary course of their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving default notice or the default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we or Rio Tinto would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities we issue in global form will be made in United States dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

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The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•
Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

•
Clearstream, Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its participants. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including lending and borrowing of securities. It interfaces with the domestic markets in several countries.

•	Clearstream, Luxembourg participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg participants or that have relationships with participants.

•	As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute.

Euroclear

Euroclear has advised us as follows:

•
Euroclear is operated by the Brussels office of Morgan Guaranty Trust Company of New York, which is known as the Euroclear Operator. The Euroclear Operator is under contract with Euroclear Clearance Systems, S.C., which is a Belgian cooperative corporation.

•
Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its participants. This eliminates the need for physical movement of certificates.

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•	Euroclear provides other services to its participants, including lending and borrowing of securities. It interfaces with the domestic markets of several other countries.

•	Euroclear participants include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear participants or that have relationships with Euroclear participants.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities.

•
The Euroclear Operator is the Belgian branch of a New York banking corporation, which is a member bank of the Federal Reserve System. As a member of this system, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department. It is also regulated by the Belgian Banking Commission.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures – DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in United States dollars, on the settlement date. For payments in a currency other than United States dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures – Euroclear and Clearstream, Luxembourg

We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

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Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in United States dollars, settlement will be in same-day funds. If payment is made in a currency other than United States dollars, settlement will be free of payment. If payment is made other than in United States dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

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Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

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TAX CONSIDERATIONS

The following statements with respect to taxation are only general summaries and are based on advice we have received. You should consult your own tax advisors concerning the consequences, in your particular circumstances, under Australian and United States federal, state and local tax laws, and the laws of any other taxing jurisdiction, of the ownership of debt securities.

Australian Taxation

The following is a summary of the principal Australian tax consequences generally applicable to a holder who is a resident of the United States and not a resident of Australia for tax purposes. This summary reflects the current provisions of the Australian Income Tax Assessment Act 1936 and the Australian Income Tax Assessment Act 1997.

The following summary is not exhaustive of all possible Australian income tax considerations that could apply to particular holders. These considerations may vary according to your individual circumstances.

Australia’s income tax laws are currently subject to extensive review and the Australian Government has recently announced a number of changes to them. The summary below is based upon our understanding of the current law and of the implications of changes that have been announced by the Australian Government in only very general terms. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action.

In the opinion of Arthur Robinson & Hedderwicks, our and Rio Tinto’s Australian taxation legal counsel, the following statements represent a general summary of the Australian taxation position on the basis of Australian law as in effect at the date of this prospectus, which (as indicated above) is subject to change, possibly with retroactive effect.

Payments of Principal, Premium and Interest

Under existing Australian income tax law, non-resident holders of debt securities or interests in any Global Security, other than persons holding such securities or interests as part of a business carried on at or through a permanent establishment in Australia (an “Australian Establishment”), are not subject to Australian income tax on payments of interest or amounts in the nature of interest, other than interest withholding tax (currently 10%) on interest or amounts in the nature of interest paid on the debt securities. Subject to the following, where a holder who is a United States resident makes a gain on redemption of the debt security, the holder’s gain would not be subject to Australian income tax provided the holder does not hold the security as part of an Australian Establishment, and provided that the holder is an “enterprise” within the meaning of the Double Tax Agreement between Australia and the Un ited States and is entitled to the benefits accorded by that treaty. However, to the extent that any such gain is treated as interest, or in the nature of interest, Australian withholding tax would apply.

Pursuant to Section 128F of the Australian Income Tax Assessment Act 1936 (the “Australian Tax Act”), an exemption from Australian interest withholding tax applies provided the following conditions are met:

•	We are a resident of Australia when we issue the debt securities and when “interest”, as defined in Section 128A(1AB), is paid.

•	The debt securities are issued in a manner that satisfies the “public offer test” of Section 128F under the Australian Tax Act (described below).

•
We do not know, or have reasonable grounds to suspect, at the time of issue that the debt securities or an interest in them were being, or would later be, acquired, directly or indirectly, by one of our “associates” (as defined in Section 128F(9) of the Australian Tax Act), other than in the capacity of a dealer, manager or underwriter in relation to the placement of the debt securities.

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•	At the time of the payment of interest on the debt securities, we do not know nor do we have reasonable grounds to suspect that the payee is our “associate”.

There are five principal methods of satisfying the public offer test. In summary, the five principal methods are:

•	offers of the relevant debt securities to 10 or more professional financiers, investors or dealers who are not associates of each other;

•	offers of the relevant debt securities to 100 or more potential investors;

•	offers of the relevant debt securities which are listed on a stock exchange;

•	offers of the relevant debt securities via publicly available financial markets dealing information; and

•	offers of the relevant debt securities to dealers, managers or underwriters who offer to sell the debt securities within 30 days by one of the preceding methods.

We intend to offer and sell debt securities in a manner that will satisfy the requirements of Section 128F of the Australian Tax Act.

As set out in more detail in the section entitled “Description of the Debt Securities and Guarantees that We and Rio Tinto May Offer—Special Situations—Payment of Additional Amounts” beginning on page 21, if we should at any time be compelled by law to deduct or withhold an amount in respect of any withholding taxes, we may be required, subject to the exceptions we describe, to pay such additional amounts as may be necessary in order to ensure that the net amounts you receive in respect of the debt securities after such deductions or withholding will equal the respective amounts that would have been receivable had no such deduction or withholding been required.

Profits on Sale to Third Parties

Under existing Australian law, non-resident holders of debt securities will not be subject to Australian income tax on profits derived from the sale or disposal of the debt securities (other than by redemption), provided that the profits do not have an Australian source, subject to the specific rules noted below.

The source of any profit on the disposal of debt securities will ordinarily depend on the factual circumstances of the actual disposal. Where the debt securities are acquired and disposed of pursuant to contractual arrangements entered into and concluded outside Australia, and the seller and the purchaser are nonresidents of Australia and do not have permanent establishments in Australia, the profit should not have an Australian source.

There are specific rules that can apply to treat a portion of the sales price of debt securities as interest for withholding tax purposes. This portion would not be covered by the exemption contained in Section 128F of the Australian Tax Act. These rules apply when certain debt securities originally issued at a discount or with maturity premium, generally speaking, or which do not pay interest at least annually are sold to:

•	an Australian resident that does not acquire the debt securities in the course of carrying on a trade or business through a permanent establishment outside Australia; or

•	a non-resident of Australia who acquires the debt securities as part of an Australian Establishment.

Other Taxes

No ad valorem stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of the debt securities. Furthermore, a transfer of or agreement to transfer debt securities, executed outside of Australia, will not be subject to Australian stamp duty.

The Commissioner of Taxation of the Commonwealth of Australia may give a direction under section 218 or section 255 of the Australian Tax Act or section 260-5 of the Taxation Administration Act of 1953 requiring us to deduct from any payment to any other party (including any holder of debt securities) any

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amount in respect of income tax payable by that other party in respect of the other party’s other Australian sourced income or sales.

Section 12-140 of the Taxation Administration Act 1953 of Australia will impose a type of withholding tax at the rate of (currently) 48.5% on the payment of interest on certain securities unless the relevant investor has quoted a tax file number, in certain circumstances an Australian Business Number or proof of some other exception. Assuming that the debt securities will at all material times be in registered form and the requirements of section 128F of the Australian Tax Act are satisfied with respect to the debt securities, these rules should not apply to payments to a holder of debt securities who is not a resident of Australia for tax purposes and not holding the debt securities in the course of carrying on business at or through a permanent establishment in Australia. Withholdings may be made from payments to holders of debt securities who are residents of Australia or non-residents who carry on business at or through a permanen t establishment in Australia but who do not quote a tax file number, Australian Business Number or provide proof of an appropriate exemption.

Section 12-190 of the Taxation Administration Act 1953 of Australia imposes another type of withholding obligation such that if we make a payment to a holder of a debt security for a supply the holder of the debt security has made to us in the course or furtherance of an enterprise carried on in Australia by that holder, we must withhold amounts from that payment at the prescribed rate (currently 48.5 per cent) unless that holder has quoted their ABN or another exception applies. There is some uncertainty as to the precise operation of these rules. However, these rules will not apply to payments of principal and interest by us to holders of debt securities where a tax file number, Australian Business Number, or proof that a relevant exemption is applicable has been provided (in accordance with the above paragraph), or a deduction made by us for a failure to provide such information. On the basis all holders of debt securities will fal l within section 12-140 (discussed above), the withholding requirements in section 12-190 of the TAA should have no residual operation.

Neither the issue of the debt securities nor the payment of principal, premium (if any) and interest by us in respect of the debt securities would give rise to a liability to a goods and services tax in Australia.

United States Taxation

This section describes the material United States federal income tax consequences for United States holders (as described below) of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell, our counsel. It applies to you only if you acquire debt securities in the offering and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the United States dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus

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supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a United States holder if you are a beneficial owner of debt securities and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest (each as defined below under “ — Original Issue Discount — General”), you will be taxed on any interest on your debt securities, whether payable in United States dollars or a foreign currency, including a composite currency or basket of currencies other than United States dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest paid by us on the debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below under “— Original Issue Discount”) constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

Cash Basis Taxpayers

If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the United States dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into United States dollars.

Accrual Basis Taxpayers

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into United States dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service ..

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt securities, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss

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measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into United States dollars.

Original Issue Discount

General

If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of s tated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “— Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the leng th of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

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You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt instrument contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium

If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “—General”, the excess is acquisition premium. If you do not make the election described below under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “—General” and

•
the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, does not exceed the price you paid for the debt security by 1/4 of 1 percent multiplied by

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the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Pre-Issuance Accrued Interest

An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption

Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•
in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

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•
in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed above under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amo rtizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities

Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

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•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

     a fixed multiple that is greater than 0.65 but not more than 1.35 or a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•
the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•
the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•
the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your

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debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating ra te, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities

In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will b e ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

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Foreign Currency Discount Debt Securities

If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into United States dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— United States Taxation — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount”, above.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the United States dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the United States dollar cost of your debt security will generally be the United States dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the United States dollar cost of your debt security will be the United States dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the United States dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;

•	the date of disposition, if you are an accrual basis taxpayer; or

•
the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

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You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than United States Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its United States dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the United States dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for United States dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•
payments of principal and interest on a debt security made within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of the proceeds from the sale of a debt security before maturity effected at a United States office of a broker.

Additionally, backup withholding at a rate of 31% will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

United Kingdom Taxation

Although the position is not clear, we and Rio Tinto believe, based on a consideration of the reported cases, that any payment made by Rio Tinto plc under its guarantee should not be subject to United Kingdom withholding tax, so long as the debt securities are listed on a recognized stock exchange within the meaning

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of section 841 of the United Kingdom Income and Corporation Taxes Act 1988. However, if there is a United Kingdom withholding tax liability, then, assuming each beneficial owner of a debt security is a person who satisfies the relevant conditions for exemption from United Kingdom tax under any applicable income tax treaty and provided Rio Tinto plc has received a direction to pay gross from the United Kingdom Financial Intermediaries and Claims Office, all payments to be made by Rio Tinto plc under the guarantee may be made free and clear of and without deductions for or on account of any taxes, levies, imposts, duties, charges, assessments, fees of withholdings of any kind under the laws of the United Kingdom. No direction will be given by the United Kingdom Financial Intermediaries and Claims Office unless relevant forms have been completed by the relevant holder of a debt security and certified by the appropriate tax office applicable to the holder. See “Description of the Debt Securities and Guarantees that we and Rio Tinto may offer – Payment of Additional Amounts” above for a description of the circumstances under which Rio Tinto plc would be required to pay additional amounts.

European Union Taxation

The European Union is currently considering proposals for a new directive regarding the taxation of savings income of residents of member states of the European Union. It is proposed that, subject to some important conditions being met, member states of the European Union will be required to provide to the tax authorities of another member state information regarding payments of interest or other similar income paid by a person, including a paying agent, within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to those payments, and subject to the proposals not being required to be applied to debt securities issued before March 1, 2001. In addition, these proposals are not yet final, and therefore may be subject to further amendment and/or clarification.

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PLAN OF DISTRIBUTION

We may sell the debt securities:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

Underwriters

If we use underwriters in the sale, they will acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase the debt securities apply, and the underwriters will be obligated to purchase all of the debt securities if they purchase any of the debt securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell the debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell debt securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by various institutional investors to purchase the debt securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate principal amount of the debt securities that they may sell. These include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular debt securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that relates to:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

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Indemnification

Agreements that we enter into with underwriters, dealers or agents may entitle them to be indemnified by us and Rio Tinto against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be our or Rio Tinto’s customers, engage in transactions with us or Rio Tinto, or perform services for us or Rio Tinto in the ordinary course of business.

Market Making

In the event that we do not list debt securities of any series on a United States or other national securities exchange, various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in debt securities of any series or that the liquidity of the trading market for the debt securities will be limited.

VALIDITY OF DEBT SECURITIES AND GUARANTEES

Sullivan & Cromwell, our and Rio Tinto’s United States counsel, and US counsel for any underwriters will pass upon the validity of the debt securities and guarantees. Charles Lawton, our and Rio Tinto’s English Legal Adviser, and Arthur Robinson & Hedderwicks, our and Rio Tinto’s Australian counsel, will pass upon English and Australian law matters, respectively.

EXPERTS

Rio Tinto plc included consolidated financial statements in accordance with UK GAAP in its Form 20-F for the year ended December 31, 2000. Rio Tinto Limited included consolidated financial statements in accordance with UK GAAP in its Form 20-F for the year ended December 31, 2000.

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F of Rio Tinto plc and the Annual Report on Form 20-F of Rio Tinto Limited for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

KPMG was independent auditor of North Limited and has audited the Australian GAAP consolidated financial statements and the US GAAP reconciled statement of net income for that company for the 12 month period ended June 30, 2000. The financial statements of North Limited for the year ended June 30, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	US$	250,000
Printing and engraving expenses		25,000
Legal fees and expenses		560,000
Accounting fees and expenses		330,000
Blue Sky expenses		30,000
Indenture Trustee’s fees and expenses		35,000

Total	US$	1,230,000

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PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

Rio Tinto Finance (USA) Limited 55 Collins Street Melbourne, Victoria 3000 Australia

PRINCIPAL EXECUTIVE OFFICE OF THE GUARANTORS

Rio Tinto plc	Rio Tinto Limited
6 St. James’s Square	55 Collins Street
London SW1Y 4LD	Melbourne, Victoria 3000
England	Australia

LEGAL ADVISORS

To the Issuer and Guarantors as to United States Law	To the Issuer and Guarantors as to English Law

Sullivan & Cromwell LLP	Charles H.H. Lawton
A Limited Liability Partnership 1 New Fetter Lane London EC4A 1AN England	6 St. James’s Square London SW1Y 4LD England

To the Issuer and Guarantors as to Australian Law	To the Underwriters as to United States Law

Allens Arthur Robinson	Cleary, Gottlieb, Steen & Hamilton
Stock Exchange Centre	City Place House
530 Collins Street	55 Basinghall Street
Melbourne 3000	London EC2V 5EH
Australia	England

TRUSTEE AND PRINCIPAL PAYING AGENT

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) 4 New York Plaza, 15th Floor New York, NY 10004 United States

LUXEMBOURG PAYING AGENT	LUXEMBOURG LISTING AGENT

J.P. Morgan Bank Luxembourg S.A.	Banque Générale du Luxembourg S.A.
5 Rue Plaetis – Floor 1	50, Avenue J.F. Kennedy
L-2338 Luxembourg	L-2951 Luxembourg

INDEPENDENT ACCOUNTANTS OF THE GUARANTORS

PricewaterhouseCoopers LLP	PricewaterhouseCoopers
Chartered Accountants and Registered Auditors 1 Embankment Place London WC2N 6RH England	Chartered Accountants QV1 250 St. George’s Terrace Perth, Western Australia 6000 Australia

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$600,000,000

Rio Tinto Finance (USA) Limited

2.625% Notes due September 30, 2008

Fully and unconditionally guaranteed by

Rio Tinto plc
and
Rio Tinto Limited

PROSPECTUS SUPPLEMENT

June 12, 2003

Banc of America Securities LLC	Citigroup		JPMorgan

HSBC	RBC Capital Markets	Tokyo-Mitsubishi International plc	Wachovia Securities